================================================================================

                          ENERGY MANAGEMENT AGREEMENT


                                     between


                          LONG ISLAND LIGHTING COMPANY


                                       and


                          LONG ISLAND POWER AUTHORITY


                            Dated as of June 26, 1997

================================================================================





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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE 1 - DEFINITIONS ...................................................    2

ARTICLE 2 - SCOPE OF ENERGY MANAGEMENT SERVICES ...........................   10

ARTICLE 3 - FUEL MANAGEMENT ...............................................   11
   3.1. FUEL MANAGEMENT SERVICES ..........................................   11
   3.2. FUEL MANAGEMENT COMPENSATION ......................................   12
        3.2.1. Fuel Management Fee ........................................   12
        3.2.2. Monthly Fuel Payment .......................................   12
   3.3. FUEL PURCHASE PERFORMANCE INCENTIVES/DISINCENTIVE
        PAYMENTS ..........................................................   13
   3.4. PAYMENT ...........................................................   13
   3.5. LATE PAYMENT ......................................................   13
   3.6. FUEL MANAGEMENT ...................................................   13
   3.7. GENERAL FUEL SERVICE REQUIREMENTS .................................   14
        3.7.1. Minimization of Costs ......................................   14
        3.7.2. Accounting Controls ........................................   14

ARTICLE 4 - OFF SYSTEM SALES ..............................................   15

ARTICLE 5 - SYSTEM POWER SUPPLY MANAGEMENT
   5.1. LOWEST COST ELECTRICITY ...........................................   16
   5.2. SPECIFIC ENERGY MANAGER RESPONSIBILITIES ..........................   16
   5.3. SYSTEM POWER SUPPLY MANAGEMENT COMPENSATION .......................   17
        5.3.1  System Power Supply Management Fee .........................   17
        5.3.2  System Power Supply Performance
               Incentives/Disincentives ...................................   17
   5.4. PAYMENT ...........................................................   17



                                       (i)

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   5.5. LATE PAYMENT ......................................................   18

ARTICLE 6 - GENERAL .......................................................   19
   6.1. STAFFING AND LABOR ISSUES .........................................   19
   6.2. ACCOUNT RECORDS; COLLECTION OF MONIES;
        AVAILABILITY OF ENERGY MANAGER ....................................   19
        6.2.1. Account Records ............................................   19
        6.2.2  Collection of Monies .......................................   19
        6.2.3  Availability of Energy Manager .............................   20
               (A) Office Facilities ......................................   20
               (B) Availability of Representatives ........................   20
               (C) Emergency Telephone Number .............................   20
   6.3. COMPLIANCE WITH APPLICABLE LAW ....................................   20
   6.4. INFORMATION .......................................................   20
        6.4.1. Information System .........................................   20
        6.4.2. Ownership of Information and Documentation .................   20
   6.5. BOOKS AND RECORDS .................................................   21
   6.6. FISCAL AFFAIRS, ACCOUNTING AND RECORD KEEPING .....................   21
        6.6.1. General ....................................................   21
        6.6.2. Bank Deposits ..............................................   21
   6.7. OTHER SERVICES
        6.7.1. Bill Payments ..............................................   22
        6.7.2  Review of System Supply Bills ..............................   22
        6.7.3. Attendance at Meetings .....................................   22

ARTICLE 7 - TERM; EVENTS OF DEFAULT
   7.1. TERM ..............................................................   24
   7.2. EVENTS OF DEFAULT BY THE ENERGY MANAGER ...........................   24
        7.2.1. Events of Energy Manager Default Defined ...................   24
               (1) Events of Default Not Requiring Cure
                   Opportunity for Termination ............................   24
                   (a)  Change of Control of Energy Manager ...............   24
                   (b)  Voluntary bankruptcy ..............................   24
                   (c)  Involuntary Bankruptcy ............................   24


                                      (ii)


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               (2) Events of Default Requiring Cure Opportunity ...........   25
                   (a)  Failure to Pay or Credit ..........................   25
                   (b)  Failure Otherwise to Comply
                        with Agreement or Guaranty ........................   25
   7.3. EVENTS OF DEFAULT BY THE AUTHORITY ................................   25
        7.3.1. Events of Authority Default Defined ........................   25
               (1)  Failure to Pay ........................................   25
               (2)  Failure to Comply with Agreement ......................   26
               (3)  Change of Control of Long Island Lighting Company .....   26
   7.4. PROCEDURE FOR TERMINATION FOR CAUSE ...............................   26
        7.4.1. Thirty Day Notice ..........................................   26
        7.4.2. Termination by Authority ...................................   26
               (1)  Access ................................................   26
               (2)  Assumption of Responsibilities ........................   27
   7.5. CERTAIN OBLIGATIONS OF THE ENERGY MANAGER UPON
        TERMINATION OR EXPIRATION .........................................   27
        7.5.1. Obligations on Termination or Expiration ...................   27
        7.5.2. Authority Payment of Certain Transition Costs ..............   28
   7.6.  NO WAIVERS .......................................................   28
   7.7. AUTHORITY EMERGENCY ASSUMPTION OF FUEL AND
        SYSTEM POWER SUPPLY MANAGEMENT SERVICES ...........................   28
   7.8. WAIVER OF CERTAIN DEFENSES ........................................   29

ARTICLE 8 - DESIGNATION OF REPRESENTATIVES
   8.1. AUTHORITY REPRESENTATIVE ..........................................   30
   8.2. ENERGY MANAGER REPRESENTATIVE .....................................   30

ARTICLE 9 - ENERGY MANAGER'S REPORTING REQUIREMENTS
   9.1. MONTHLY REPORTS ...................................................   31
   9.2. ANNUAL REPORTS ....................................................   31
   9.3. FUEL CONSUMPTION REPORTS ..........................................   31
   9.4. LITIGATION; PERMIT LAPSES .........................................   31


                                      (iii)

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ARTICLE 10 - INSURANCE ....................................................   32

ARTICLE 11 - INDEMNIFICATION ..............................................   33
   11.1. INDEMNIFICATION ..................................................   33
         (A) Indemnification by the Energy Manager ........................   33
         (B) Indemnification by the Authority .............................   34

ARTICLE 12 - NONDISCLOSURE ................................................   36
   12.1. PROPRIETARY INFORMATION ..........................................   36
         (A) Energy Manager Request .......................................   36
         (B) Authority Non-Disclosure .....................................   36
         (C) Permitted Disclosures ........................................   36

ARTICLE 13 - MISCELLANEOUS PROVISIONS
   13.1. AGREEMENT ........................................................   37
   13.2. RELATIONSHIP OF THE PARTIES ......................................   37
   13.3. ASSIGNMENT AND TRANSFER ..........................................   37
   13.4. APPROVAL OF SUBCONTRACTORS .......................................   37
   13.5. ACTIONS OF THE AUTHORITY IN ITS GOVERNMENTAL
         CAPACITY .........................................................   38
   13.6. NO THIRD PARTY BENEFICIARIES .....................................   38
   13.7. STATE LAW REQUIREMENTS ...........................................   38
   13.8. DISPUTE RESOLUTION ...............................................   38
        13.8.1  Dispute Resolution ........................................   38
        13.8.2  Negotiation and Non-Binding Mediation .....................   38
        13.8.3  Arbitration ...............................................   39
        13.8.4  Provisional Relief ........................................   39
        13.8.5  Awards
        13.8.6  Information Exchange ......................................   40
        13.8.7  Site of Arbitration .......................................   40
        13.8.8  Precondition to Litigation ................................   40
        13.8.9  Continuity of Service .....................................   40


                                      (iv)


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13.9.  AMENDMENTS .........................................................   40
13.10. NOTICES ............................................................   40
       13.10.1 ............................................................   40
       13.10.2 ............................................................   41
13.11. REPRESENTATIONS AND WARRANTIES .....................................   41
       13.11.1.  Energy Manager Representations and Warranties ............   41
       13.11.2.  Authority Representations and Warranties .................   42
13.12. COUNTERPARTS .......................................................   43
13.13. GOVERNING LAW ......................................................   43
13.14. CAPTIONS; APPENDICES ...............................................   43
13.15. ENERGY MANAGER TO REMAIN AFFILIATE OF GUARANTOR;
       CREDIT ENHANCEMENT IN CERTAIN CIRCUMSTANCES ........................   43
       (A)  Limitations ...................................................   13
       (B)  Material Decline in the Guarantor's Credit Standing ...........   43
       (C)  Credit Enhancement ............................................   43
13.16. SEVERABILITY .......................................................   44
13.17. RULES OF INTERPRETATION ............................................   44
13.18. HEDGING POLICIES ...................................................   44
13.19  ENERGY PRICING INFORMATION SYSTEM ..................................   44



                                   APPENDICES
                                   ----------

Appendix A Fuel purchase performance, incentive/disincentive

Appendix B System power supply performance incentive/disincentive

Appendix C Provisions Required by State Law





                                       (v)


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                           ENERGY MANAGEMENT AGREEMENT

     This ENERGY MANAGEMENT AGREEMENT ("Agreement") is entered into as of June 26, 1997 ("Contract Date") by and between LONG ISLAND LIGHTING COMPANY, a New York corporation ("Energy Manager"), and LONG ISLAND POWER AUTHORITY a corporate municipal instrumentality and political sub-division of the State of New York (the "Authority"). Each of the foregoing are sometimes referred to herein as a "Party" and collectively as the "Parties".

     WHEREAS, the Energy Manager currently manages the fuel supplies for the GENCO Generating Facilities (as defined herein), and the Authority desires the Energy Manager, acting as the Authority's agent, to purchase fuel supplies for use in the GENCO Generating Facilities.

     WHEREAS, the Energy Manager currently manages the System Power Supply (as defined herein), and the Authority desires the Energy Manager to continue to manage the System Power Supply on behalf of the Authority.

     WHEREAS, the Energy Manager and the Authority have set forth in this Agreement the terms and conditions for the management by the Energy Manager of fuel supplies used at the GENCO Generating Facilities to produce electric energy for delivery to the Authority and for management and administration of the System Power Supply on behalf of the Authority in a manner consistent with policies established by the Authority.

     WHEREAS, in accordance with the terms hereof, the Authority is to establish policies and procedures for the System Power Supply and the Manager is responsible for the implementation of those policies.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

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                             ARTICLE 1 - DEFINITIONS


     Unless otherwise required by the context in which any defined term appears, the following capitalized terms have the meanings specified in this Article 1. All terms used and not otherwise defined herein are defined in Appendix 1 to the Management Services Agreement, a copy of which is annexed hereto for reference purposes.

     "Ancillary Services" means the ancillary services required by NYPP/ISO from time to time to enable the NYPP/ISO to operate the transmission system in New York State in a secure and reliable manner.

     "Annual Settlement Statement" means the Annual Settlement Statement referred to in subsection 9.2 hereof.

     "Appendix" means an appendix to this Agreement, as the same may be amended or modified from time to time in accordance with the terms hereof.

     "Applicable Law" means any law, rule, regulation, requirement, guideline, ruling, ordinance or order of or any Legal Entitlement issued by, any Governmental Body and applicable from time to time to the performance of the obligations of the parties hereunder.

     "Authority" means the Long Island Power Authority and its subsidiaries, and its successors or assigns as permitted hereunder.

     "Authority Fault" means any breach, failure of compliance, or nonperformance by the Authority with its obligations hereunder or any negligent or willful misconduct by the Authority under this Agreement (whether or not attributable to any officer, trustee, member, agent, employee, representative, contractor, Subcontractor of any tier, or independent contractor of the Authority other than the Energy Manager and its Subcontractors) that materially and adversely affects the Energy Manager's performance or the Energy Manager's rights or obligations under this Agreement.

     "Authority Indemnified Parties" has the meaning specified in subsection 11.1(A) hereof.

     "Business Day" means any day other than a Saturday, Sunday or Legal Holiday (as defined herein).

     "Change of Control" means (i) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of 35% or more of the outstanding shares of securities the holders of which are generally entitled to vote for the election of directors of the Energy Manager or the Guarantor, as the case may be (including

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securities convertible into, or exchangeable for, such securities or rights to acquire such securities or securities convertible into, or exchangeable for such securities, "Voting Stock"), on a fully diluted basis, by any Person or group of Persons (within the meaning of Section 13 or 14 of the 1934 Act); (ii) any sale, transfer or other disposition of beneficial ownership of 35% or more of the outstanding shares of the Voting Stock, on a fully diluted basis, of the Energy Manager or the Guarantor, as the case may be; (iii) any merger, consolidation, combination or similar transaction of the Energy Manager or the Guarantor, as the case may be, with or into any other Person, whether or not the Energy Manager or the Guarantor, as the case may be, is the surviving entity in any such transaction; (iv) any sale, lease, assignment, transfer or other disposition of the beneficial ownership in 35% or more of the property, business or assets of the Energy Manager or the Guarantor, as the case may be; (v) a Person other than the current shareholders of the Energy Manager or the Guarantor, as the case may be, obtains, directly or indirectly, the power to direct or cause the direction of the management or policies of the Energy Manager or the Guarantor, as the case may be, whether through the ownership of capital stock, by contract or otherwise; (vi) during any period of 12 consecutive calendar months, when individuals who were directors of the Energy Manager or the Guarantor, as the case may be, on the first day of such period cease to constitute a majority of the board of directors of the Energy Manager or the Guarantor, as the case may be; or (vii) any liquidation, dissolution or winding up of the Energy Manager or the Guarantor, as the case may be.

     "City Gate" means a receipt point of natural gas at any point located at the New York Facilities at which LILCO may now have rights to receive natural gas.

     "Closing Date" has the meaning ascribed to that term in the Agreement and Plan of Exchange and Merger by and among BL Holding Corp., Long Island Lighting Company, the Authority, and LIPA Acquisition Corp., dated as of June 26, 1997.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commencing of Discharge Date" means the date that the unloading or delivery of Fuel begins at a Generating Facility.

     "Contract Date" means the date of this Agreement, as set forth on page 1 hereof.

     "Contract Year", except as the Authority shall otherwise propose subject to the approval of the Energy Manager which approval shall not be unreasonably withheld, means the calendar year commencing on January 1 in any year and ending on December 31 of that year; provided, however, that the first Contract Year shall commence on the Closing Date and shall end on December 31 of that year, and the last Contract Year shall commence on January 1 prior to the date this Agreement expires or is terminated, whichever is appropriate, and shall end on the last day of the Term of this Agreement or the effective date of any termination, whichever is appropriate. Any computation made on the basis of a Contract Year shall be adjusted on a pro rata basis to take into account any Contract Year of less than 365/366 days.

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     "Dispatch" shall mean Authority's adjustment and control (which may be coordinated by NYPP/ISO) of the net electrical energy output of any component of the System Power Supply for the purpose of regulating the amount of Electricity delivered.

     "Dth" shall mean dekatherm.

     "Electricity" means the electrical energy (real and reactive) and capacity available from the System Power Supply.

     "Electricity Customers" means the retail and wholesale customers of the Authority located in the Service Area.

     "Energy Manager" means the Long Island Lighting Company and its successors or assigns expressly permitted pursuant to Section 13.3.

     "Energy Manager Fault" means any breach, failure of compliance, or nonperformance by the Energy Manager with its obligations hereunder or any negligence or willful misconduct by the Energy Manager under this Agreement (whether or not attributable to any officer, member, agent, employee, representative, contractor, Subcontractor of any tier, or independent contractor of the Energy Manager or any Affiliate of the Energy Manager).

     "Energy Manager Indemnified Parties" has the meaning specified in subsection 11.1(B) hereof.

     "Existing Power Supply Agreements" means the power supply agreements which exist between LILCO and other parties for the purchase of capacity and/or energy which are in effect as of the Contract Date and which were, either in existence as of March 19, 1997 or which are entered into in accordance with the provisions of Section 6.1(p) of the Acquisition Agreement on or prior to the Closing Date.

     "FERC" shall mean the Federal Energy Regulatory Commission.

     "Firm Gas Supply" means a type of natural gas supply delivered or transported to a City Gate which may not be interrupted except for "force majeure" events. Such gas may be interrupted on the gas distribution system serving LILCO's existing gas service area whenever its continued delivery would adversely affect the reliability of the gas distribution system serving LILCO's existing gas service area.

     "Fuel" means the natural gas, oil, kerosene or other fossil fuel used for operating the GENCO Generating Facilities.

     "Fuel Management Fee" means the Fuel Management Fee payable under Section 3.2.1.

     "Fuel Purchase Performance Incentive/Disincentive" means the incentive payment to or disincentive payment from Energy Manager calculated in accordance with Appendix A hereto.

     "Fuel Services" means those services required to be furnished and done for and relating to the delivery of Fuel to the GENCO Generating Facilities by the Energy Manager pursuant to this Agreement subsequent to the Closing Date. A reference to "Fuel Services" shall mean "any part and all of the Fuel Services" unless the context otherwise requires.

     "Gas Balancing" means the service of the type currently provided by LILCO whenever the aggregate daily gas taken by GENCO for use in the GENCO Generating Facilities varies from the daily nominated quantity. When this occurs, Energy Manager will cause certain assets currently owned or contracted for by LILCO to be used to either provide additional quantities of gas required by GENCO or take back any excess quantities of gas not required by GENCO.

     "GENCO" means Long Island Lighting Company and its successors and assigns permitted under the Power Supply Agreement.

     "GENCO Generating Facilities" means the electric generating facilities owned by GENCO and under contract at any time with the Authority under the Power Supply Agreement. A list of the generating units to be owned by GENCO as of the Closing Date is contained in Appendix C to the Power Supply Agreement.

     "Governmental Body" means any federal, State or local legislative, executive, judicial or other governmental board, agency, authority, commission, administration, court or other body, or any official thereof having jurisdiction with respect to any matter which is a subject of this Agreement other than the Authority.

     "Guarantor" means BL Holding Corp. and its successors and assigns permitted under the Guaranty Agreement.

     "Guaranty Agreement" or "Guaranty" means the Guaranty Agreement to be entered into prior to the Closing Date from the Guarantor to the Authority substantially in the form provided in Exhibit E to the Acquisition Agreement, as the same may be amended from time to time in accordance therewith.

     "Incremental Fuel Cost" means the additional actual fuel cost incurred to produce an additional amount of Electricity at the GENCO Generating Facilities, so as to enable the sale of available excess energy.

     "Interruptible Gas Supplies" means gas supplies that will be interrupted whenever the supplier recalls supplies pursuant to a negotiated supply contract and/or the interstate pipeline interrupts the transportation of such gas supply pursuant to its FERC approved tariff. Such gas supplies may also be interrupted for force majeure events.

     "Legal Holiday" is defined as New Year's Day, Martin Luther King Jr.'s Birthday, Lincoln's Birthday, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, Day After Thanksgiving, Christmas Eve, Christmas Day and New Year's Eve, or such other days as the Parties may mutually agree from time to time.

     "LILCO" as of the date hereof, means Long Island Lighting Company and, as of the Closing Date, shall mean the entity or entities owning and operating the gas distribution system and related facilities and interests in gas transmission facilities currently owned and operated by Long Island Lighting Company.

     "Local Transportation Charge" is defined as the gas transportation rate set forth herein that will be charged to the Authority for the use of LILCO's gas assets to deliver gas to the GENCO Generating Facilities.

     "Management Services Agreement" means the Management Services Agreement dated June 26, 1997, between the Authority and Long Island Lighting Company, as the same may be amended in accordance with its terms.

     "Fuel Management Fee" has the meaning ascribed to that term in Section
3.2.1.

     "Monthly Fuel Payment" has the meaning ascribed to that term in Section 3.2.2.

     "Monthly System Power Supply Management Fee" has the meaning ascribed to that term in Section 5.3.1.

     "New York Facilities" ("NYF") is defined as the system of gas mains severally owned and operated by LILCO, The Brooklyn Union Gas Company and Consolidated Edison Co. of New York pursuant to the NYF Agreement. Among other things, the NYF Agreement provides for the firm delivery of gas (directly or by displacement) from the City Gate delivery points of the four interstate pipelines currently delivering gas to the NYF to the transmission systems of each of the companies. The rights of the respective parties to firm transport on the NYF system are specified in the NYF Agreement.

     "NYF Agreement" means the New York Facilities Agreement entered into as of the first day of January, 1994 by and between The Brooklyn Union Gas Company, Consolidated Edison Company of New York, Inc. and LILCO, as the same may be amended in accordance with its terms.

     "New York Power Pool" or "NYPP" means the member system currently comprising of Consolidated Edison Company of New York, Inc., Central Hudson Gas and

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Electric Company, Long Island Lighting Company, Orange and Rockland Utilities,
Rochester Gas and Electric Company, New York State Electric and Gas Corporation, Niagara Mohawk Power Corporation, and the Power Authority of the State of New York, as such organization or membership may change from time to time.

     "NYPP/ISO" means the Independent System Operator ("ISO") into which the NYPP is proposed to be restructured to the extent approved by FERC. In the event this restructuring occurs, the principal reliability, security and dispatch functions of the NYPP will be performed by the ISO.

     "Off-System Sales" means the sale of electric capacity and/or energy to wholesale or retail customers located outside the Service Area.

     "Person" means, unless otherwise specified, any individual person, corporation, firms, companies, trusts, business trusts, legal entities, general partnership, limited partnership, joint venture, joint-stock company, limited liability company, unincorpoprated organization, government or other or political subdivision hereof or other entity, including a Governmental Body.

     "Prime Rate" means the rate announced by Citibank, N.A. from time to time at its principal office as its prime lending rate for domestic commercial loans, the Prime Rate to change when and as such prime lending rate changes.

     "Power Supply Agreement or PSA" means the agreement dated June 26, 1997, between Authority and GENCO for the purchase of electric capacity and energy.

     "Prudent Utility Practice" at a particular time means any of the practices, methods, and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior hereto), which, in the exercise of reasonable judgment in light of the facts and the characteristics of the T&D System, the Service Area, System Power Supply (and, insofar as the delivery of Fuel Service may require, the gas distribution and transmission system serving LILCO's existing gas service area and prevailing regulations or regulatory policies applicable to such gas distribution and transmission system), known at the time the decision was made, would have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition and good customer relations. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts.

     "Service Area" means the counties of Suffolk and Nassau and that portion of the County of Queens constituting LILCO's electric franchise area as of the effective date of the Act. "Service Area" does not include the Villages of Freeport, Rockville Centre and Greenport.

     "Subcontract" means an agreement between the Energy Manager and a Subcontractor, or between two Subcontractors, as applicable.

     "Subcontractor" means every person (other than employees of the Energy Manager) employed or engaged by the Energy Manager or any person directly or indirectly in privity with the Energy Manager (including every sub-subcontractor of whatever tier) for any portion of the services or the materials, supplies, or equipment to be provided by the Energy Manager hereunder.

     "System Emergency" shall mean any abnormal system condition that requires automatic or immediate, manual action to prevent or limit loss of transmission facilities or generation resources that could adversely affect the reliability of an electric system.

     "System Interruptible Gas Supply" means a type of gas supply which will be interrupted whenever its continued delivery would adversely impact the delivery of gas to the gas customers served by the gas transmission or distribution system which is currently owned by LILCO; furthermore, if Energy Manager is using non-LILCO assets to provide natural gas to GENCO, such gas will only be interrupted on LILCO's gas distribution system whenever its continued delivery would adversely impact the reliability of such gas distribution system. If GENCO is using gas provided from LILCO assets, GENCO will be interrupted before LILCO's interruptible gas customers consistent with current practices. Such gas supplies may also be interrupted for force majeure events.

     "System Policies and Procedures" means the policies and procedures adopted from time to time by the Authority with respect to the T&D System and the System Power Supply in accordance with Applicable Law and Prudent Utility Practice.

     "System Power Supply" means the electrical capacity and energy from all power supply sources owned by or under contract to the Authority, including, but not limited to, the Existing Power Supply Agreements, the Power Supply Agreement, the Authority's rights and interests with respect to the Nine Mile Point 2 power plant, the Authority's interest in any future generating facilities, spot market capacity and energy purchases made by the Energy Manager on behalf of the Authority, and any load control programs or energy efficiency measure adopted by the Authority.

     "System Power Supply Management Fee" means the System Power Supply Management Fee payable in accordance under Section 5.3.1.

     "System Power Supply Performance Incentive/Disincentive" means the "System Power Supply Performance Incentive/Disincentive under Section 5.3.2.

     "System Power Supply Services" means those services required to be furnished and done for and relating to the administration and management of System Power Supply pursuant to this Agreement subsequent to the Closing Date. A reference to "System Power

Supply Services" shall mean "any part and all of the System Power Supply Services" unless the context otherwise requires.

     "System Pre-Emergency" shall mean a condition which reasonably could be expected, if permitted to continue, to contribute to a System Emergency or to a degraded operating condition and includes the Alert, Warning, Major Emergency, and Restoration conditions described in NYPP Operating Procedure 1 - "Operating of the Bulk Power System", as it may be revised or replaced.

     "T&D System" means the electric transmission and distribution system located in the Service Area which provides the means for transmitting and distributing Electricity.

     "Term" has the meaning ascribed to that term in Article 7.

     "Termination Date" has the meaning ascribed to that term in Section 7.4.

                 ARTICLE 2 - SCOPE OF ENERGY MANAGEMENT SERVICES


     As hereinafter described, Energy Manager shall be responsible for (a) fuel procurement, delivery, storage, and management for GENCO Generating Facilities to meet the energy generation requirements of the Electricity Customers, (b) the dispatch of all System Power Supply available to the Authority to meet total capacity and energy requirements of the Electricity Customers and Off-System Sales, (c) the purchase, on behalf of the Authority, of all capacity and energy to meet the needs of the Electricity Customers and (d) the sale, on behalf of the Authority, of Electricity owned by, or under contract to, the Authority which is not otherwise required to meet the needs of the Electricity Customers. All such responsibilities shall be discharged in a manner consistent with Prudent Utility Practice, the System Policies and Procedures and New York State Public Service Commission policies and procedures pertaining to retail gas customer service. In discharging all such functions, Energy Manager shall use best-efforts to obtain the least-cost fuel and least-cost capacity and energy for the benefit of the Electricity Customers.

     Energy Manager agrees to establish policies and procedures satisfactory to the Authority designed to assure that Energy Manager's responsibilities are performed without consideration of the ownership or economic return to the Energy Manager or its Affiliates, except for the incentive provisions of this Agreement, and comply with such policies and procedures.

     In no event will Energy Manager take title to Electricity being purchased or sold under this Agreement.

                           ARTICLE 3 - FUEL MANAGEMENT


     3.1. FUEL MANAGEMENT SERVICES. Energy Manager shall manage all aspects of the Fuel supply for the GENCO Generating Facilities including determinations regarding the type of Fuel used for operating the GENCO Generating Facilities and the source of such Fuel supply taking into account the purchase of alternate sources of Electricity in lieu of Electricity from the GENCO Generating Facilities when economic. Authority will compensate Energy Manager for such Fuel management services, including a Fuel Purchase Performance Incentive/ Disincentive Payment, in accordance with the terms of this Agreement. In this respect, Energy Manager shall, among other things:

     1) Acquire required gas supplies which includes a mix of Interruptible and Firm Gas Supplies as deemed appropriate;

     2) Acquire required fuel oil supplies in accordance with generating unit specific requirements as determined by GENCO which include a mix of residual oil, No. 2 oil and kerosene as deemed appropriate;

     3) Negotiate, execute and administer Fuel supply contacts with one or more

     4) Obtain and schedule transportation for all Fuel deliveries, including daily nomination and dispatch;

     5) Arrange for the displacement of gas across LILCO's gas distribution system and the New York Facilities to facilitate deliveries to each GENCO Generating Facility; and

     6) Arrange for the delivery, receipt, fuel analysis, handling, storage, local and on site transportation and use of Fuel.

Unless otherwise arranged and agreed to between Authority and Energy Manager, all gas supplies to be used at the GENCO Generating Facilities will be Interruptible Gas Supplies or short term Firm Gas Supplies with contracts extending no longer than one month from the date entered into, all of which are System Interruptible Gas Supplies. Energy Manager will arrange for the most cost-effective Fuel for use at the existing GENCO Generating Facilities subject to Energy Manager's existing rate obligations to the gas customers of the current gas service area of Long Island Lighting Company. Energy Manager will arrange for Gas Balancing services to be provided associated with use of gas at the GENCO Generating Facilities. Energy Manager will provide these services from existing assets of the Energy Manager or its affiliates. The Energy Manager will not contract for additional firm assets (including storage, pipeline capacity or swing gas supply) specifically for use in the GENCO Generating Facilities unless the Authority and Energy Manager agree to the contract Such Interruptible Gas Supplies will be provided only as long as it is available for use, in the GENCO Generating Facilities. The price of such gas to be paid for by Authority will include a Local Transportation Charge of 19 cents/Dth for a period of eleven and one half (11 1/2) years from the Closing Date. Thereafter the Local Transportation Charge included will be a charge imposed under non-discriminatory tariffs or otherwise be determined on a non-discriminatory basis.

     3.2. FUEL MANAGEMENT COMPENSATION. Except as otherwise provided in this Agreement, the payments Authority will make to Energy Manager pursuant to this Agreement will be calculated as set forth below. During the term of this Agreement, Authority will make monthly payments to Energy Manager consisting of an amount equal to the sum of: (i) the Monthly Fuel Management Fee, plus (ii) the Monthly Fuel Payment, plus or minus (iii) the Fuel Purchase Performance Incentive/Penalty.


     3.2.1. Fuel Management Fee.

          Energy Manager shall be paid an annual Fuel Management Fee, in consideration for Energy Manager's performance of the Fuel Services contemplated herein. The amount of such Fuel Management Fee shall be agreed upon by the parties not later than the Closing Date and shall reflect a fee of $750,000 and an allowance for certain costs. These costs included in the Fuel Management Fee shall be comprised of an appropriate allocation of compensation paid to employees and expenses of the Energy Manager, an appropriate allocation of such costs of employees and expenses of the Energy Manager's parent or affiliates to the extent such employees provide service pursuant to this Agreement and an appropriate allocation of depreciation and return on the undepreciated balance of Energy Manager and its parent or affiliates owned assets. The cost component of the initial Fuel Management Fee, once established and approved by Authority, will be indexed in the same manner as the Direct Cost Budget under the Management Services Agreement until the termination of the Management Services Agreement and thereafter subject to mutually agreeable adjustments. Authority shall pay the Fuel Management Fee to Energy Manager in twelve equal monthly installments, payable in accordance with the provisions of
     Section 3.4.

     3.2.2. Monthly Fuel Payment.

          Authority will, in accordance with the provisions of Section 3.4, pay the total monthly cost of all Fuel for use in the GENCO Generating Facilities that are under contract to Authority pursuant to the Power Supply Agreement, including but not limited to any current or future fuel related taxes or other fuel related fees or costs reasonably incurred by Energy Manager. This cost will be based upon (a) the actual variable cost of gas delivered to the delivery points for such fuel plus (i) any incremental Firm Gas Supply costs which are incurred based on use of Firm Gas Supplies in the operation of the GENCO Generating Facilities, (ii) any costs Energy Manager incurs based on non-use of gas it has otherwise contracted to purchase for use in the operation of the GENCO Generating Facilities, and (iii) the Local Transportation Charge and (b) the delivered cost of oil for use in GENCO's Generating Facilities.

     3.3. FUEL PURCHASE PERFORMANCE INCENTIVES/DISINCENTIVE PAYMENTS. Energy Manager shall receive a Fuel Purchase Performance Incentive/Disincentive Payment calculated in accordance with Appendix A hereto. Such Fuel Purchase Performance Incentive/Disincentive Payment will be calculated at the end of each month, with the results reflected in the following month's invoice submitted in accordance with the provisions of Section 3.4. The total Fuel Purchase Performance Incentive/Disincentive Payment shall not exceed $5.0 million on an annual basis.

     3.4. PAYMENT. Energy Manager will submit monthly invoices to Authority for the Monthly Fuel Management Fee and the Fuel Purchase Performance Incentive/Disincentive Payment by the tenth (10th) Business Day following the month of service, consistent with the provisions in this Article 3. Payment of all invoiced amounts shall be due and payable by Authority within fifteen (15) Business Days of Authority receiving such invoices. Prior to the Closing Date, the parties will establish a mutually satisfactory billing arrangement for the Monthly Fuel Payment designed to minimize and compensate, as appropriate, for carrying costs and to reflect billing procedures contained in Fuel contracts entered into by Energy Manager.

     All such payments shall be made in the form of immediately available funds by wire transfer to a bank or financial institution specified by Energy Manager or in such other form as may be reasonably requested by Energy Manager. The wired funds will be deemed timely if received by the close of business on or before the due date of such payment.

     3.5. LATE PAYMENT. Any invoiced amount not paid by Authority by the due date will be subject to interest computed from the date payment was payable hereunder at the rate equal to the lesser of (i) the maximum rate of interest per monthly billing period permitted by Applicable Law and (ii) (a) for interest accruing during the first six months or less after the date on which such payment was payable hereunder, 6 month LIBOR, and (b) for interest accruing more than six months after the date on which a payment was payable hereunder, the Prime Rate plus 1.00% in each case, as 6 month LIBOR or the Prime Rate was reported in the Wall Street Journal for each day. The parties agree that such interest rate will apply to payments under this Agreement in lieu of any different rate that would otherwise apply generally to late payments by the Authority.

     3.6. FUEL MEASUREMENT Installation, maintenance and operation of all Fuel metering and telemetering equipment shall be undertaken by GENCO in accordance with the Power Supply Agreement. Energy Manager shall cooperate with Authority in Authority's verification of the accuracy of all measurements of Fuel made by GENCO and Authority shall have access to all records of Energy Manager necessary for such purpose.

     3.7. GENERAL FUEL SERVICE REQUIREMENTS.

          3.7.1. Minimization of Cots. In providing the Fuel, Energy Manager shall use best efforts to minimize Fuel costs for the GENCO Generating Facilities, such efforts being consistent with (i) all applicable insurance policies, (ii) all applicable prudent industry practices and standards, including Prudent Utility Practice, (iii) all applicable operating and contract constraints for Fuel delivery, (iv) Energy Manager's collective bargaining agreements and (v) Applicable Law.

          3.7.2. Accounting Controls. Energy Manager on a quarterly basis shall provide, or cause to be provided, all accounting, bookkeeping, and administrative services in connection with the Fuel costs, such accounting to be consistent with the FERC Uniform System of Accounts and Generally Accepted Accounting Principles consistently applied. In areas of conflict, FERC accounting principles shall control. All records relating to such services shall be subject to review and audit in accordance with Section 6.2.

                          ARTICLE 4 - OFF SYSTEM SALES


     Energy Manager shall use best efforts to market to Off-System Sales customers, on Authority's behalf, Electricity from the System Power Supply that is not otherwise needed by the Electricity Customers in a manner which will reduce the net cost of Electricity provided to the Electricity Customers. Energy Manager shall receive 33 percent of the revenue net of incremental costs from Off-System Sales of Electricity from the System Power Supply and the Authority shall receive 67 percent of the revenue net of incremental costs from these Off-System Sales of Electricity from the System Power Supply. The incremental costs for such Off-System Sales will be based upon the incremental cost of energy for such Electricity sales including any other costs or charges (including applicable taxes) incurred to produce and deliver the Electricity and/or Ancillary Services for sale by Energy Manager. The incremental costs associated with capacity sales shall include the cost of replacement capacity incurred as a result of the sale, if any, and any other costs or charges related to the sale, including startup, no-load operation, transmission, and applicable taxes.

     Amounts due to Energy Manager under this Article 4 shall be billed by Energy Manager and shall be paid by the Authority in accordance with the billing and payment provisions of Section 5.4.

     Notwithstanding any of the above, the Energy Manager will only attempt to sell excess Electricity to the extent that, in GENCO's judgment, such Electricity sales do not jeopardize any of GENCO's tax-exempt debt and to the extent that, in the Authority's judgment, such Electricity sales do not jeopardize the tax-exempt status of any of the Authority's debt. Each party shall furnish the other an appropriately detailed description of the constraints imposed on such sales prior to the Closing Date and shall update such description from time to time to reflect any applicable changes in law or regulation.

                   ARTICLE 5 - SYSTEM POWER SUPPLY MANAGEMENT


     5.1. LOWEST COST ELECTRICITY. In connection with the purchase and management of the System Power Supply, on Authority's behalf, the Energy Manager shall use best efforts to provide the lowest cost Electricity to the T&D System and the Electricity Customers, given (i) the transmission and distribution limitations unique to the T&D System; (ii) the terms of the Existing Power Supply Agreements; (iii) availability of power through the New York Power Pool or its successor; (iv) regulatory and reliability council requirements, including, but not limited to system safety and reliability; and (v) System Policies and Procedures, including environmental policies contained therein.

     5.2. SPECIFIC ENERGY MANAGER RESPONSIBILITIES. In implementing its System Power Supply responsibilities, the Energy Manager will, subject to the transmission, contractual and reliability constraints referred to in Section 5.1 above:

          (i) schedule deliveries of and Dispatch energy from the System Power Supply;

          (ii) arrange for the Authority's purchase of Electricity to the extent the System Power Supply is insufficient to meet the requirements of the T&D System;

          (iii) continually monitor the market for the Authority's sale and purchase of wholesale Electricity and purchase Electricity, on the Authority's behalf, on the wholesale market to displace System Power Supply if such purchases, including the cost of transmission services to deliver such Electricity, will reduce total power supply costs;

          (iv) sell Electricity on Authority's behalf from the System Power Supply that is surplus to the requirements of the T&D System whenever such sales, including consideration of any incremental cost of Transmission for delivery of such sales, are advantageous to the Authority;

          (v) arrange for such additional transmission services and capacity as shall be necessary for the purchase or sale of Electricity by the Authority; and

          (vi) with the prior written consent of Authority, subcontract with power marketers or brokers, or similar entities, to assist in the acquisition of Electricity and the marketing and sale of excess Electricity.

     All contracts for the purchase or sale of Electricity will be entered into by the Authority or by the Energy Manager as agent for the Authority. No contract for the purchase or sale of Electricity for a term in excess of three months shall be entered into without the prior written consent of the Authority.

     5.3. SYSTEM POWER SUPPLY MANAGEMENT COMPENSATION. Except as otherwise provided in this Agreement, the payments Authority will make to Energy Manager pursuant to this Agreement with respect to System Power Supply Services other than Off-System Sales will be calculated as set forth below. During the term of this Agreement, Authority will make monthly payments to Energy Manager consisting of an amount equal to the sum of: (i) the System Power Supply Management Fee, plus or minus (ii) the System Power Supply Performance Incentive/Disincentive.

     5.3.1 System Power Supply Management Fee.

          Energy Manager shall be paid an annual System Power Supply Management Fee, in consideration for Energy Manager's performance of the System Power Supply management services contemplated herein. The amount of such System Power Supply Management Fee shall be agreed upon by the parties not later than the Closing Date and shall reflect a fee of $750,000 and an allowance for certain costs. These costs included in the System Power Supply Management Fee shall be comprised of an appropriate allocation of compensation paid to employees and expenses of the Energy Manager plus, an appropriate allocation of such costs of employees and expenses of the Energy Manager's parent or affiliates to the extent such employees provide service pursuant to this Agreement and an appropriate allocation of depreciation and return on the undepreciated balance of Energy Manager and its parent or affiliates owned assets. The cost component of initial System Power Supply Management Fee once established and approved by Authority, will be indexed during the Term of this Agreement in the same manner as the Direct Cost Budget under the Management Services Agreement. Authority shall pay the System Power Supply Management Fee to Energy Manager in twelve equal monthly installments, payable in accordance with the provisions of
     Section 5.4.

          5.3.2 System Power Supply Performance Incentives/Disincentives. Energy Manager shall receive a System Power Supply Performance Incentive/Disincentive calculated in accordance with Appendix B hereto. Such System Power Supply Incentive/Disincentive will be calculated at the end of each month, with the results reflected in the following month's invoice submitted in accordance with the provisions of Section 5.4. The total System Power Supply Performance Incentive/Disincentive shall not exceed $2 million on an annual basis.

     5.4. PAYMENT. Energy Manager will submit monthly invoices to Authority for the Monthly System Power Supply Management Fee and the System Power Supply Performance Incentive/Disincentive Payments and Off-System Sales compensation (as provided for in Article 4) by the tenth (10th) Business Day following the month of service, consistent with the provisions in this Article 5 and Article
4. Such invoices shall show separately amounts payable under Articles 4 and 5. Payment of all invoiced amounts shall be due and payable by Authority within fifteen (15) Business Days of Authority receiving such invoices.

     All such payments shall be made in the form of immediately available funds by wire transfer to a bank or financial institution specified by Energy Manager. The wired funds will be deemed timely paid if received by the close of business on or before the due date of such payment.

     5.5. LATE PAYMENT. Any invoiced amount not paid by Authority under this Article by the due date will be subject to interest computed from the date payment was due at the rate equal to the lesser of (i) the maximum rate of interest per monthly billing period permitted by Applicable Law and (ii) (a) for interest accruing during the first six months or less after the date on which such payment was payable hereunder, 6 month LIBOR, and (b) for interest accruing more than six months after the date on which a payment was payable hereunder, the Prime Rate plus 1.00% in each case, as 6 month LIBOR or the Prime Rate was reported in the Wall Street Journal for each day. The parties agree that such interest rate will apply to payments under this Agreement in lieu of any different rate that would otherwise apply generally to late payments by the Authority.

                               ARTICLE 6 - GENERAL


     6.1. STAFFING AND LABOR ISSUES. The Energy Manager shall employ and supervise Energy Manager's employees in sufficient numbers and possessing sufficient skills to perform the services required of the Energy Manager under this Agreement consistent with Prudent Utility Practice. The Energy Manager shall provide proper training for the Energy Manager's employees in the performance of their work under this Agreement. The Energy Manager shall assure that the Energy Manager's employees are qualified to perform their work and the services contemplated by this Agreement in accordance with Prudent Utility Practice, and the Energy Manager shall give due consideration to any comments of the Authority with respect to the performance of specific employees. At all times, the Energy Manager shall comply with Prudent Utility Practice and Applicable Law with respect to the Energy Manager's employees and with respect to the Energy Manager's obligations under this Agreement.

     6.2. ACCOUNT RECORDS; COLLECTION OF MONIES; AVAILABILITY OF ENERGY MANAGER.

          6.2.1. Account Records. The Energy Manager shall maintain such records as the Authority reasonably requests setting forth in accurate and reasonable detail the information relating to the purchase and sale of Fuel and Electricity hereunder requested by the Authority. At a minimum, the Energy Manager shall maintain the records in a manner such that data by various supplier and purchaser classifications can readily be reported on a monthly basis, for the fiscal year to date and for the most recent twelve month period. The Energy Manager shall retain any records that it is required to maintain pursuant to this subparagraph for the term of this Agreement and shall deliver them to the Authority upon the Authority's request.

          6.2.2 Collection of Monies. The Energy Manager shall use best efforts to collect on a timely basis (1) all amounts due the Authority for Off-System Sales, and (2) any other monies owed to the Authority in connection with System Power Supply and other matters within the purview of the Energy Manager. The Energy Manager shall provide current and historical billing information concerning Fuel and System Power Supply to the Authority monthly in such form as reasonably requested by the Authority. All such monies collected by the Energy Manager or any Subcontractor thereto shall be the property of the Authority and shall be deposited by the Energy Manager daily into such accounts and in the manner as the Authority may from time to time designate. In collecting such monies, the Energy Manager and any Subcontractor shall act solely as an agent for the Authority and shall have no right or claim to such moneys and, without limiting the generality of the foregoing, shall have no right to assert a claim of set-off, recoupment, abatement, counterclaim or deduction for any amounts which may be owed to the Energy Manager hereunder or with respect to any other matter in dispute hereunder or otherwise. The Energy Manager is unconditionally and absolutely obligated to pay or deposit such moneys as directed by the Authority.

          6.2.3 Availability of Energy Manager.

          (A) Office Facilities. The Energy Manager shall maintain at all times during the Term hereof an office within Nassau or Suffolk County.

          (B) Availability of Representatives. Representatives of the Energy Manager shall be available at the Energy Manager's office during office hours for communication with the Authority or with suppliers of Fuel and System Power Supply.

          (C) Emergency Telephone Number. The Energy Manager shall maintain an emergency telephone number(s) for use during other than normal business hours and shall, to the extent directed by the Authority make such numbers available to suppliers of System Power Supply, the New York Power Pool or successor organization, and the Manager.

     6.3. COMPLIANCE WITH APPLICABLE LAW. The Energy Manager shall perform all of its obligations hereunder in accordance with Applicable Law. In the event that the Energy Manager fails at any time to comply with Applicable Law, then the Energy Manager shall immediately remedy such failure at its cost and expense and bear all Loss-and-Expense, of either party and pay any resulting damages, fines, assessments or other charges resulting therefrom to the extent provided in Section 6.8 hereof. Any such damage, fine, assessment or other charge paid by the Energy Manager due to a violation of Applicable Law for which Authority is responsible under Section 6.8 shall be reimbursed to the Energy Manager.

     6.4. INFORMATION.

          6.4.1. Information System. The Energy Manager shall on and after the Closing Date establish and maintain an information system to provide storage and real time retrieval for Authority review and copying of operating data relating to (i) cost and quantities of Fuel Supply and Power Purchases, (ii) revenues from and quantities of Off-System Sales and (iii) the performance by the Energy Manager of its obligations hereunder, including, but not limited to, all information necessary to verify calculations made pursuant to this Agreement.

          6.4.2. Ownership of Information and Documentation. The Authority will have sole ownership of information related to the purchase of Fuel and the operation and management of the System Power Supply (the "Fuel and System Power Supply Operations Data"). The Energy Manager may not use any Fuel and System Power Supply Operations Data for non-Authority related purposes without the Authority's prior written permission. Such permission, if granted, will be granted on a nondiscriminatory basis. To the extent Fuel and System Power Supply Operations Data is available from other sources, neither the Energy Manager nor its Affiliates shall be precluded from using in its business such data obtained from other sources.

     6.5. BOOKS AND RECORDS. The Energy Manager shall prepare and maintain proper, accurate and complete books, records and accounts regarding Fuel and System Power Supply to the extent necessary (1) to enable the Authority to prepare the Authority's financial statements in accordance with generally accepted accounting principles, (2) to verify data with respect to any operations or transactions in which the Authority has a financial or other material interest hereunder, (3) to prepare periodic performance reports and statements relating to purchase of Fuel and System Power Supply, which shall be submitted by the Energy Manager to the Authority and (4) to enable the Authority to administer any fuel adjustment clause or similar provision applicable to Electricity sales. The Energy Manager shall, upon notice and demand from the Authority, produce for examination and copying at the Energy Manager's office, by representatives of the Authority, all books of account, bills, vouchers, invoices, personnel rate sheets, cost estimates and bid computations and analyses, Subcontracts, purchase orders, time books, daily job diaries and reports, correspondence, and any other documents showing all acts and transactions in connection with or relating to or arising by reason of this Agreement, any Subcontract or any transactions in which the Authority has or may have a financial or other material interest hereunder, and shall produce such operation books and records for examination and copying in connection with the costs for which the Authority may be responsible hereunder. The Energy Manager shall keep the relevant portions of the books, records and accounts maintained with respect to each Contract Year until at least the seventh anniversary of the last day of each such Contract Year (the third anniversary for tape recordings of transactions) and provide copies thereof to the Authority at its reasonable request to the extent necessary to allow the Authority to determine to its reasonable satisfaction the propriety of any request for payment or charge hereunder. The Energy Manager shall have the right to destroy such books and records if it provides copies thereof at its expense upon Authority request following 60 days' written notice to the Authority of the Energy Manager's intention to destroy such books and records. The provisions of this subsection
6.5 shall survive the termination of this Agreement.

     6.6. FISCAL AFFAIRS, ACCOUNTING AND RECORD KEEPING.

          6.6.1. General. The Energy Manager shall maintain possession of equipment, materials and supplies, maps, plans and specifications, and Fuel and System Power Supply billing records during the term of this Agreement and shall duly account to the Authority therefor.

          6.6.2. Bank Deposits. All cash held by the Energy Manager for the account of the Authority and all cash collected by the Energy Manager for the account of the Authority after the Closing Date shall be deposited on each Business Day in bank accounts in such bank or banks as the .Authority may direct and upon such terms and conditions as may be specified by the Authority.

     6.7. OTHER SERVICES

          6.7.1. Bill Payments. The Energy Manager shall timely pay all bills related to Fuel which are proper and appropriate and which it has authority to pay and shall assume that, to the extent within the Energy Manager's control, no liens are filed against a portion of the assets or revenues of the Authority. In the event that the Energy Manager fails to pay any such bill on a timely basis, the Authority shall have the right, but not the obligation, to pay such bill and deduct the amount of such payment, plus all costs and expenses incurred by the Authority in connection therewith and an administration fee of $50, from the next payment due from the Authority to the Energy Manager hereunder.

          6.7.2. Review of System Power Supply Bills. The Energy Manager shall review all purchased power bills in a timely manner and forward those which are proper and appropriate to the Authority for payment.

          6.7.3. Attendance at Meetings. The Energy Manager Representative shall attend meetings of the Authority, with suppliers of the Authority and others as reasonably requested by the Authority.

     SECTION 6.8. ALLOCATION OF RISK OF CERTAIN COSTS AND LIABILITIES. Except to the extent due to Authority Fault (as determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision), the Energy Manager shall be responsible and liable to the Authority for, and shall not be entitled to reimbursement from the Authority for any Loss-and-Expense incurred by the Energy Manager or the Authority,

     (a) due to any gross negligence or willful misconduct by the Energy Manager during the period commencing six months prior to the Closing Date to the extent LILCO knew or should have known of such gross negligence or willful misconduct and during the Term in carrying out its obligations hereunder,

     (b) due to any violation of or failure of compliance with Applicable Law the Energy Manager (except as provided below) during the period commencing six months prior to the Closing Date to the extent LILCO knew or should have known of such violation or failure of compliance during the Term which materially and adversely affects

          (i) the condition or operations of the T&D System or the System Power Supply,

          (ii) the financial condition of the Authority,

         (iii) the performance or ability of the Energy Manager to perform its obligations under this Agreement, or

          (iv) the cost of providing electric service to the customers of the T&D System, provided, however, that Energy Manager shall not be responsible and liable to the Authority under this clause (b) with respect to any violation of, failure of compliance with, or liability under, Environmental Laws (as defined in the Acquisition Agreement) for which the Authority or the Energy Manager may be strictly liable provided that Energy Manager (or for actions prior to the closing date, LILCO) acted in a manner consistent with Prudent Utility Practice. Notwithstanding the foregoing, Energy Manager shall in all events be liable for any fine or penalty arising by reason of any violation of or failure of compliance with Applicable Law for acts or omissions of the Energy Manager not consistent with Prudent Utility Practice.

     (c) due to any criminal violation of Applicable Law by the Energy Manager (or for actions prior to the Closing Date, LILCO), or

     (d) due to an event which would otherwise permit recovery of cost incurred hereunder which would otherwise be recoverable hereunder, that is incurred by reason of actions or omissions of the Manager not consistent with Prudent Utility Practice.

     Any action or omission identified in (a), (b), (c) or (d) shall be determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision and shall be attributable to the Manager for purposes of the preceding sentence whether it is attributable to the Manager or to any officer, member, agent, employee or representative of the Manager or any Affiliate and any contractor, Subcontractor of any tier.

                       ARTICLE 7 - TERM; EVENTS OF DEFAULT


     7.1. TERM. The Term of this Agreement shall commence on the Closing Date and, except as otherwise provided herein, shall remain in full force and effect for an initial term of (i) fifteen (15) years from such Closing Date with respect to the Fuel Services and (ii) eight (8) years from such Closing Date with respect to System Power Supply Services.

     7.2. EVENTS OF DEFAULT BY THE ENERGY MANAGER.

          7.2.1. Events of Energy Manager Default Defined. (1) Events of Default Not Requiring Cure Opportunity for Termination. The following constitute Events of Default on the part of the Energy Manager for which the Authority may terminate this Agreement without any requirement of cure opportunity:

          (a) Change of Control of Energy Manager. Change of Control of the Energy Manager, the Parent or the Guarantor has occurred; provided, however, that the combination effectuated under the BU/LILCO Agreement or Acquisition Agreement shall not constitute a Change of Control of the Energy Manager for purposes of this provision.

          (b) Voluntary Bankruptcy. The written admission by the Energy Manager or the Guarantor that it is bankrupt, or the filing by the Energy Manager or the Guarantor of a voluntary petition under the Federal Bankruptcy Code, or the consent by the Energy Manager, the Parent or the Guarantor to the appointment by a court of a receiver or trustee for all or a substantial portion of its property or business, or the making by the Energy Manager, the Parent or the Guarantor of any arrangement with or for the benefit of its creditors involving an assignment to a trustee, receiver or similar fiduciary, regardless of how designated, of all or a substantial portion of the Energy Manager's or the Guarantor's property or business.

          (c) Involuntary Bankruptcy: The final adjudication of the Energy Manager, the Parent or the Guarantor as a bankrupt after the filing of an involuntary petition under the Federal Bankruptcy Code, but no such adjudication shall be regarded as final unless and until the same is no longer being contested by the Energy Manager, the Parent or the Guarantor nor until the order of the adjudication shall be regarded as final unless and until the same is no longer being contested by the Energy Manager or the Guarantor nor until the order of the adjudication is no longer appealable.

          (d) Credit Enhancement. Failure of the Energy Manager to supply, maintain, renew, extend or replace the credit enhancement required under subsection 13.15(C) hereof within the time specified therein in the event there is a Material Decline in the Guarantor's Credit Standing, as defined in Section 13.15 hereof.

          (e) Letter of Credit Draw. Failure of the Energy Manager to supplement, replace or cause to be reinstated the letter of credit as described in Section 13.15 hereof within 30 days following draws equal to, in the aggregate, 50% of the face value thereof.

     (2) Events of Default Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of the Energy Manager for which the Authority may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

          (a) Failure to Pay or Credit. The failure of the Energy Manager to pay or credit undisputed amounts it owes to the Authority under this Agreement within 90 days following the due date for such payment or credit; and

          (b) Failure Otherwise to Comply with Agreement or Guaranty. The failure or refusal by the Energy Manager to perform any material obligation under this Agreement (other than those obligations contained in subsection 7.2.14(2)(a) above), or the failure of the Guarantor to comply with any of its obligations under the Guaranty unless such failure or refusal is excused by an Uncontrollable Circumstance or Authority Fault except that no such failure or refusal specified in clause (b) of this Section 7.2.1(2) shall constitute an Event of Default giving the Authority the right to terminate this Agreement for cause under this subsection unless:

               (i) The Authority has given prior written notice to the Energy Manager or the Guarantor, as applicable, stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of the Energy Manager or the Guaranty on the part of the Guarantor and which will, in its opinion, give the Authority a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

               (ii) The Energy Manager or the Guarantor, as applicable, has neither challenged in an appropriate forum the Authority's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time, but not more than 60 days, from receipt of the notice given pursuant to clause (i) of this subsection (but if the Energy Manager or the Guarantor shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as the Energy Manager or the Guarantor is continuing to take such steps to correct such default).

     7.3. EVENTS OF DEFAULT BY THE AUTHORITY.

          7.3.1. Events of Authority Default Defined. Each of the following shall constitute an Event of Default on the part of the Authority for which the Energy Manager may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

          (1) Failure to Pay. The failure of the Authority to pay undisputed amounts owed to the Energy Manager under this Agreement within 90 days following the due date for such payment.

          (2) Failure to Comply with Agreement. The failure or refusal by the Authority to perform any material obligation under this Agreement unless such failure or refusal is excused by an Uncontrollable Circumstance or Energy Manager Fault; except that no such failure or refusal to pay or perform shall constitute an Event of Default giving the Energy Manager the right to terminate this Agreement for cause under this Section unless:

               (a) The Energy Manager has given prior written notice to the Authority stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of the Authority and which will, in its opinion, give the Energy Manager a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

               (b) The Authority has either challenged in an appropriate forum the Energy Manager's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time but not more than 60 days from the date of the notice given pursuant to clause (a) of this subsection (but if the Authority shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as the Authority is continuing to take such steps to correct such default).

          (3) Change of Control of Long Island Lighting Company. A Change of Control of Long Island Lighting Company (after acquisition by the Authority) which results in ownership control of LILCO by other than a state public benefit corporation, authority, political subdivision or other instrumentality of the State or any political subdivision thereof.

     7.4. PROCEDURE FOR TERMINATION FOR CAUSE.

          7.4.1. Thirty Day Notice. If any party shall have a right of termination for cause in accordance with Section 7.3, the same may be exercised by notice of termination given to the party in default at least thirty days prior to (or, in the case of a bankruptcy or insolvency default or a Change of Control, simultaneously with) the date of termination specified in such notice (the "Termination Date").

          7.4.2. Termination by Authority. (1) Access. In the event an Event of Default of the Energy Manager occurs and the Authority issues a termination notice described in 7.4.1 hereof or the Energy Manager is terminated in accordance with Section 7.2 hereof, from the date of such issuance until the Termination Date, the Authority shall have unrestricted access to all information, data and records concerning the Fuel and Energy Supply Services in order to monitor the performance of the Energy Manager and to ensure that the Energy Manager complies with the provisions of this Agreement during such time period (the "Termination Notice Period").

          (2) Assumption of Responsibilities. At the Authority's sole option, the Authority may elect at any time during the Termination Notice Period to direct the Energy Manager and its employees in the day-to-day performance of the Energy Manager's obligations under this Agreement. If the Authority so elects, the Authority shall reimburse the Energy Manager for its resulting Cost Substantiated incremental costs incurred in the performances of services hereunder, and the Energy Manager shall no longer be eligible to receive any performance incentives nor be responsible for the payment of performance disincentives under this Agreement; provided that the Energy Manager shall be entitled to receive any such performance incentives and shall be responsible for any such performance disincentives for the period preceding such assumption of day-to-day operations.

     7.5. CERTAIN OBLIGATIONS OF THE ENERGY MANAGER UPON TERMINATION OR EXPIRATION.

          7.5.1. Obligations on Termination or Expiration. Upon a termination of the Energy Manager's right to perform this Agreement or the expiration of this Agreement in accordance with the terms hereof, the Energy Manager shall cooperate in the smooth transition to the new manager and, without limiting the generality of the foregoing, shall:

          (1) transfer all records, supplier lists and account information, operations and training manuals for all Fuel and System Power Supply Services and, to the extent permitted by law, personnel information to the new fuel and energy supply manager;

          (2) stop the Fuel and System Power Supply Services on the date or dates and to the extent specified by the Authority, provided that in so doing the Energy Manager shall cooperate and coordinate with the Authority and any successor fuel and energy supply manager so as to permit Authority to maintain an uninterrupted Fuel supply and System Power Supply;

          (3) promptly deliver to the Consulting Engineer or the successor fuel and energy supply manager, as the Authority shall direct, copies of all Fuel and Electricity supply contracts, together with a statement of:

               (a) the fuel and/or energy purchased and not yet delivered pursuant to each agreement;

               (b) the expected delivery date of all such items;

               (c) the total cost of each agreement and the terms of payment;
          and

               (d) the estimated cost of cancelling and/or assigning each agreement,

          (4) advise the Authority promptly of any special circumstances which might limit or prohibit cancellation of any contract or subcontract;

          (5) as the Authority directs, terminate or assign to the new energy manager or the Authority all contracts or subcontracts entered into or utilized by the Energy Manager in performance of this Energy Management Agreement (including, but not limited to, any contracts for gas pipeline capacity (or portions thereof in the case of contracts entered into for multiple purposes) entered into to serve the GENCO Generating Facilities) and make no additional contracts or subcontracts hereunder without the prior written approval of the Authority;

          (6) furnish to the Authority all information in the possession of Manager and any subcontractor on how Energy Manager or subcontractor obtained Fuel and System Power Supply during the term of this Agreement that would be helpful to Authority (or any successor manager) in performing these services in the future;

          (7) notify the Authority promptly in writing of any Legal Proceedings against the Energy Manager by any contractor or subcontractor relating to the termination of the Fuel and Energy Supply Services (or any Subcontracts);

          (8) take such other actions, and execute such other documents, as may be necessary to effectuate and confirm the foregoing matters, or as may be otherwise necessary or desirable to minimize the Authority's costs, and take no action which will increase any amount payable to the Authority under this Agreement.

          7.5.2. Authority Payment of Certain Transition Costs. The Authority shall reimburse the Energy Manager within 60 days of the date of the Energy Manager's invoice for all mutually agreeable costs incurred by the Energy Manager in satisfying the requirements of Section 7.5.1, subject to Cost Substantiation.

     7.6. NO WAIVERS. No action of the Authority or Energy Manager pursuant to this Agreement (including, but not limited to, any investigation or payment), and no failure to act, shall constitute a waiver by either party of the other party's compliance with any term or provision of this Agreement. No course of dealing or delay by the Authority or Energy Manager in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of (or failure to exercise) any right, power or remedy of the Authority or Energy Manager under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     7.7. AUTHORITY EMERGENCY ASSUMPTION OF FUEL AND SYSTEM POWER SUPPLY MANAGEMENT SERVICES. Should the Energy Manager, due to Uncontrollable Circumstances or any other reason whatsoever, fail, refuse or be unable to provide any or all Fuel and System Power Supply Services contemplated hereby and the Authority or any Governmental Body finds that such failure endangers or menaces the public health, safety or welfare, then, in any of those events and to the extent of such failure, the Authority shall have the right, upon notice to the Energy Manager, during the period of such emergency, to perform the services which the Energy Manager would otherwise be obligated to perform hereunder. The Energy Manager agrees that in such event it will fully cooperate with the Authority to effect such a temporary assumption. The Energy Manager agrees that, in such event, the Authority may take and use any or all of the operating assets of the Energy Manager necessary for the above-mentioned purposes without paying the Energy Manager or any other person any additional charges or compensation whatsoever for such possession and use; provided, however, that if such emergency is due to Uncontrollable Circumstances, the Authority shall reimburse the Energy Manager for its Cost-Substantiated costs incurred due to such a transfer of the operating assets. The parties acknowledge that if the Authority assumes the Fuel and System Power Supply services in accordance with this Section 7.7, any applicable cure period provided for in this Agreement for the Energy Manager's benefit shall be tolled until such time as the Energy Manager resumes performance of its obligations hereunder. The Authority may use the Energy Manager's employees and the Energy Manager shall make its employees available for such purposes. It is further agreed that the Authority may at any time, at its discretion, relinquish its performance of the Fuel Services and System Power Supply Services thereupon demand that the Energy Manager resume such services as provided in the Agreement. It is specifically understood and agreed that the Authority's exercise of its rights under this
Section: (1) does not constitute a taking of private property for which payment must be made other than as specifically provided for in this Section; (2) shall not create any liability on the part of the Authority to the Energy Manager; and
(3) that the indemnity provisions of Article 11 hereof covering the Authority and the Energy Manager are meant to include circumstances arising under this Section. The Authority's right to perform the services anticipated to be performed by the Energy Manager hereunder shall terminate at the time when such services can, in the judgment of the Authority, be resumed by the Energy Manager.

     7.8. WAIVER OF CERTAIN DEFENSES The Energy Manager acknowledges that it is solely responsible for the day-to-day management of Fuel Services and

System Power Supply Services and agrees that, unless otherwise permitted pursuant to the provisions of this Agreement with respect to the occurrence of Uncontrollable Circumstances, and without limiting such provisions, it shall not assert (i) impossibility or impracticability of performance, (ii) the existence, non-existence, occurrence or non-occurrence of any foreseen or unforeseen fact, event or contingency that may be a basic assumption of the Energy Manager, (ii) commercial frustration of purposes or (iii) contract of adhesion, as a defense against any claim by the Authority against the Energy Manager.

                   ARTICLE 8 - DESIGNATION OF REPRESENTATIVES


     8.1. AUTHORITY REPRESENTATIVE. Not later than 30 days after the execution and delivery of this Agreement, Authority shall select a Representative (the "Authority Representative"). The Authority Representative, subject to any necessary approvals, is authorized to act for and on behalf of Authority concerning this Agreement. In all such matters, Authority shall be bound, to the extent authorized, by the written communications, directions, requests and decisions made by the Authority Representative. Authority shall promptly notify Energy Manager in writing of Authority's Representative selection and any subsequent replacement(s).

     8.2. ENERGY MANAGER REPRESENTATIVE. Not later than 30 days after the execution and delivery of this Agreement, Energy Manager will select a Representative (the "Energy Manager Representative") who shall be authorized to act for and on behalf of Energy Manager in all matters concerning this Agreement. In all such matters, Energy Manager shall be bound by the written communications, directions, requests and decisions made by the Energy Manager Representative. Energy Manager shall promptly notify Authority in writing of Energy Manager's Representative selection and any subsequent replacanent(s). The Energy Manager Representative shall have appropriate experience with respect to the supervision and management of services of the type contemplated by this Agreement and who shall be responsible for the day to day supervision of the Energy Manager's performance of this Agreement. The Energy Manager shall inform the Authority of the identity of the person serving from time to time as Energy Manager Representative, and of the telephone and beeper numbers or other means by which such person and his or her designee may be contacted at all times. Recognizing the need for an amicable working relationship between the Authority and the Energy Manager, the Authority shall have the right to approve the appointment of the Energy Manager Representative and any successors thereto, such approval not to be unreasonably withheld. The Energy Manager Representative or a pre-approved designee shall attend monthly meetings, following Authority receipt and review of the monthly reports delivered pursuant to Section 9.1 hereof, with the Authority to discuss such matters as the Authority deems appropriate.

               ARTICLE 9 - ENERGY MANAGER'S REPORTING REQUIREMENTS


     9.1. MONTHLY REPORTS. The Energy Manager shall provide the Authority and the Consulting Engineer with monthly reports no later than 20 days after the [ ] of each month, including such data relating to the Fuel Services and System Power Supply Services as may reasonably be requested to be furnished by the Authority.

     9.2. ANNUAL REPORTS. The Energy Manager shall furnish the Authority and, the Consulting Engineer, within 60 days after the end of each Contract Year an Annual Settlement Statement together with annual summary of the statistical data provided in monthly reports, certified by the Energy Manager, as well as such other data relating to the services provided hereunder as may be reasonably requested to be furnished by the Authority. The Annual Settlement Statement shall also include an accounting of any incentives or penalties accrued during the applicable Contract Year along with appropriate supporting documentation. The Authority or its designees shall have an opportunity to review such accounting prior to payment and shall have access to the Energy Manager's books and records in order to confirm such accounting prior to payment. Such review will be performed within 90 days of receipt the Animal Settlement Statement.

     93. FUEL CONSUMPTION REPORTS. Fifteen (15) Business Days following the end of each month, Energy Manager shall submit to Authority a [ ] summarizing the Fuel burned during that month and such other information as the parties may mutually agree.

     9.4. LITIGATION; PERMIT LAPSES. Promptly upon obtaining knowledge thereof, each Party shall submit to the other Party written notice of (and, upon request, copies of any relevant non-privileged documents in the Party's possession relating to): (i) any [ ] litigation, claims, disputes or actions actually filed, or any material litigation, claims, disputes or actions which are threatened, concerning in each case, the Fuel Services or Power Supply Services or the Authority's obligations relating thereto; (ii) any actual refusal to grant, [ ] or extend, or any action pending or any action filed with respect to, the granting, renewal extension of any permit or any material threatened action regarding the same; (iii) any dispute with any Governmental Body relating to the Fuel Services or Power Supply Services or [ ] Authority's obligations relating thereto of Energy Manager or Authority; and (iv) without regard to their materiality, all penalties or notices of violation issued by any Governmental
[ ] relating to Fuel Services or Power Supply Services or the Authority's obligations relating thereto.

                             ARTICLE 10 - INSURANCE


     Energy Manager shall maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business of providing services or undertaking activities similar to the Fuel Services and System Power Supply Services to be provided hereunder.

                          ARTICLE 11 - INDEMNIFICATION


     11.1. INDEMNIFICATION. (A) Indemnification by the Energy Manager. The Energy Manager agrees that, to the extent permitted by law, it will protect, indemnify and hold harmless the Authority and its respective representatives, trustees, officers, employees and subcontractors (as applicable in the circumstances), (the "Authority Indemnified Parties") from and against (and pay the full amount of) any Loss-and-Expense, and will defend the Authority Indemnified Parties in any suit, including appeals, for personal injury to, or death of, any person, or loss or damage to property arising out of any matter for which Energy Manager is responsible under Section 6.8. The Energy Manager shall not, however, be required to reimburse or indemnify any Authority Indemnified Party for any Loss-and-Expense to the extent any such Loss-and-Expense is due to (a) any matter for which the Authority has responsibilities under Section 6.8 hereof, (b) the negligence or other wrongful conduct of any Authority Indemnified Party, (c) any Uncontrollable Circumstance,
(d) any act or omission of any Authority Indemnified Party judicially determined to be responsible for or contributing to the Loss-and-Expense, or (e) any matter for which the risk has been specifically allocated to the Authority hereunder. An Authority Indemnified Party shall promptly notify the Energy Manager of the assertion of any claim against it for which it is entitled to be indemnified hereunder, shall give the Energy Manager the opportunity to defend such claim, and shall not settle the claim without the approval of the Energy Manager. The Energy Manager shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing that is reasonably acceptable to the Authority Indemnified Parties; provided, however, that, in the case of any such settlement, the Energy Manager shall obtain written release of all liability of the Authority Indemnified Parties, in form and substance reasonably acceptable to the Authority Indemnified Parties. Notwithstanding the foregoing, each Authority Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice to the Energy Manager of its assumption of the defense thereof shall be at the expense of such Authority Indemnified Party unless:

     (i) the employment of counsel by such Authority Indemnified Party has been authorized by the Energy Manager;

     (ii) counsel to such Authority Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Energy Manager and such Authority Indemnified Parry in the conduct of the defense of such claim; or

    (iii) the Energy Manager shall not in fact have employed counsel reasonably acceptable to the Authority Indemnified Party to assume the defense such claim within twenty (20) days following the receipt by the Energy

          Manager of the notice from the Authority Indemnified Party regarding the assertion of the applicable claim,

in each of which cases the fees and expenses of counsel for such Authority Indemnified Party shall be at the expense of the Energy Manager; provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Energy Manager shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Authority Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Energy Manager shall not be entitled, without the consent of such Authority Indemnified Party, to assume or control the defense of any a claim as to which counsel to such Authority Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Energy Manager and such Authority Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict. These indemnification provisions are for the protection of the Authority Indemnified Parties only and shall not establish, of themselves, any liability to third parties. The provisions of this subsection 11.1(A) shall survive termination of this Agreement.

     (B) Indemnification by the Authority. The Authority agrees that to the extent permitted by law, it will protect, indemnify and hold harmless the Energy Manager and its Affiliates and their respective officers, directors, Subcontractors (as applicable in the circumstances) and employees (the "Energy Manager Indemnified Parties") from and against (and pay the full amount of) all Loss-and-Expense, and will defend the Energy Manager Indemnified Parties in any suit, including appeals, for personal injury to, or death of, any person, or loss or damage to property arising out of any matter for which the Authority is responsible under Section 6.8 hereof. The Authority shall not, however, be required to reimburse or indemnify any Energy Manager Indemnified Party for any Loss-and-Expense to the extent any such Loss-and-Expense is due to (a) any matter for which the Energy Manager is responsible under Section 6.8 hereof, (b) the negligence or other wrongful conduct of any Energy Manager Indemnified Party, (c) any Uncontrollable Circumstance, (d) any act or omission of any Energy Manager Indemnified Party judicially determined to be responsible for or contributing to the Loss-and-Expense, (e) any matter for which the risk has been specifically allocated to the Energy Manager hereunder. A Energy Manager Indemnified Party shall promptly notify the Authority of the assertion of any claim against it for which it is entitled to be indemnified hereunder, shall give the Authority the opportunity to defend such claim, and shall not settle the claim without the approval of the Authority. The Authority shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing that is reasonably acceptable to the Energy Manager Indemnified Parry; provided, however, that, in the case of any such settlement, the Authority shall obtain written release of all liability of the Energy Manager Indemnified Party, in form and substance reasonably acceptable to the Energy Manager Indemnified Party. Notwithstanding the foregoing, each Manager Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice to the Authority of its assumption of the defense thereof shall be at the expense of such Energy Manager Indemnified Party unless:

     (i) the employment of counsel by such Energy Manager Indemnified Party has been authorized by the Authority;

     (ii) counsel to such Energy Manager Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Authority and such Energy Manager Indemnified Party in the conduct of the defense of such claim; or

    (iii) the Authority shall not in fact have employed counsel reasonably acceptable to the Authority Indemnified Party to assume the defense of such claim within twenty (20) days following the receipt by the Authority of the notice from the Energy Manager Indemnified Party regarding the assertion of the applicable claim, in each of which cases the fees and expenses of counsel for such Energy Manager Indemnified Party shall be at the expense of the Authority; provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Authority shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Energy Manager Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Authority shall not be entitled, without the consent of such Energy Manager Indemnified Party, to assume or control the defense of any claim as to which counsel to such Energy Manager Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Authority and such Manager Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict. These indemnification provisions are for the protection of the Energy Manager Indemnified Parties only and shall not establish, of themselves, any liability to third parties. The provisions of this Section 11.1$) shall survive termination of this Agreement.

                           ARTICLE 12 - NONDISCLOSURE


     12.1. PROPRIETARY INFORMATION. (A) Energy Manager Request. The parties hereto hereby acknowledge that the Energy Manager has a proprietary interest in certain information that may be furnished pursuant to the provisions of this Agreement. The Energy Manager acknowledges that the Authority may be required to disclose information upon request under Applicable Law. The Energy Manager shall have the right to request the Authority in writing not to publicly disclose any information which the Energy Manager believes to be proprietary and not subject to public disclosure under Applicable Law, any such request to be accompanied by an explanation of its reasons for such belief. Any information which is the subject of such a request shall be clearly marked on all pages, shall be bound, and shall be physically separate from all non-proprietary information. At the Energy Manager's request, the Authority and its agents, consultants and employees (including the Consulting Engineer) given access to such information shall execute and comply with the terms of a confidentiality agreement in a mutually acceptable form, subject to Applicable Law.

     (B) Authority Non-Disclosure. In the event the Authority receives a request from the public for the disclosure of any information designated as proprietary by the Energy Manager pursuant to subsection (A) of this Section, the Authority
(1) shall use reasonable efforts, consistent with Applicable Law, to provide notice to the Energy Manager of the request prior to any disclosure, and (2) shall use reasonable efforts, consistent with Applicable Law, to keep in confidence and not disclose such information unless it is entitled to do so pursuant to the provisions of subsection (c) of this Section. The Energy Manager shall indemnify, hold harmless and defend the Authority against all Loss-and-Expense incurred from the withholding from public disclosure of information designated as proprietary by the Energy Manager or otherwise requested by the Energy Manager to be withheld.

     (C) Permitted Disclosures. Notwithstanding any confidential or proprietary designation thereof by the Energy Manager, the Authority may disclose any information, (1) which is known to the Authority without any restriction as to disclosure or use at the time it is furnished, (2) which is or becomes generally available to the public without breach of any agreement, (3) which is received from a third party without limitation or restriction on such third party or the Authority at the time of disclosure, (4) information with respect to (a) Electricity purchases by LIPA by time of day, month and year, to the extent available; and (b) prices paid by LIPA for capacity, energy and any Ancillary Services contracted for under this Agreement; or (5) following notice to the Energy Manager pursuant to subsection (B) of this Section, information which, in the opinion of counsel for the Authority, is required to be or may be disclosed under any Applicable Law, an order of a court of competent jurisdiction, or a lawful subpoena.

                      ARTICLE 13 - MISCELLANEOUS PROVISIONS


     13.1. AGREEMENT. This Agreement consists of the terms and conditions set forth in the body hereof and the Appendices and other attachments hereto. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. In the event of a conflict, variation or inconsistency between or among the Appendices, other attachments and the terms and conditions set forth in the body hereof, the terms and conditions contained in the body hereof shall govern.

     13.2. RELATIONSHIP OF THE PARTIES. Except as otherwise expressly provided herein, neither party to this Agreement shall have any responsibility whatsoever with respect to services provided or contractual obligations assumed by the other party hereto, and nothing in this Agreement shall be deemed to constitute either party a partner, agent or legal representative of the other party or to create any fiduciary relationship between the parties.

     13.3. ASSIGNMENT AND TRANSFER. This Agreement may be assigned by either party hereto only with the prior written consent of the other party, except that without the consent of the other party (1) the Authority may make such assignments, create such security interests in its rights hereunder and pledge such monies receivable hereunder as may be required in connection with issuance of Revenue Bonds; (2) the Authority may assign its rights, obligations and interests hereunder, or transfer such rights and obligations by operation of law, to any other governmental entity or to a subsidiary of the Authority provided that the successor entity gives reasonable assurances to the Energy Manager that it will fulfill the Authority's obligations hereunder; and (3) the Energy Manager may assign its rights, obligations and interests hereunder to the Parent or any Affiliate thereof, provided, however, that with respect to clause
(3) immediately above, the Energy Manager may not, without the consent of the Authority, make any assignment or other transfer to any person of its rights and obligations under this Agreement unless the Guaranty is and remains in full force and effect and unless the Guarantor or a majority-owned direct or indirect subsidiary of the Guarantor shall have control of and responsibility for the obligations of the Energy Manager hereunder. Effective upon the Closing Date, the Authority may assign its rights, obligations and interests hereunder to Long Island Lighting Company (then a wholly-owned subsidiary of the Authority) and the Energy Manager shall assign all of its rights, obligations and interests hereunder to the Parent or any Affiliate thereof pursuant to clause 3 above.

     13.4. APPROVAL OF SUBCONTRACTORS. The Authority shall have the right to approve all Subcontractors engaged to perform any services to be provided hereunder. Prior to the beginning of each Contract Year, Energy Manager shall propose a list of preapproved Subcontractors for the Authority's review and approval, which shall specify the proposed categories of potential work under contracts for each such proposed Sub-contractor. The Energy Manager also shall furnish the Authority written notice of its intention to engage such Subcontractors, together with all information requested to the extent reasonably available to the Energy Manager pertaining to the proposed Subcontractor and subcontract pertaining to the demonstrated responsibility of the proposed Subcontractor in the following areas: (1) any conflicts of interest, (2) any record of felony criminal convictions or pending felony criminal investigations, (3) any final judicial or administrative finding or adjudication of illegal employment discrimination, and
(4) any final judicial or administrative finding or adjudication of non-performance in contracts with the Authority or the State. In its sole discretion, Authority may approve any proposed Subcontractor for such Contract Year or for a designated shorter period or for a specific subcontract. If a Subcontractor is approved for a Contract Year or shorter period, such Subcontractor shall be deemed to be approved for the specified categories of potential work for the duration of such Contract Year or shorter period unless the Authority otherwise notifies the Manager. The approval or withholding thereof by the Authority of any proposed Subcontractor shall not create any liability of the Authority to the Energy Manager, such Subcoractor, third parties or otherwise.

     13.5. ACTIONS OF THE AUTHORITY IN ITS GOVERNMENTAL CAPACITY. Nothing in this Agreement shall be interpreted as limiting the rights and obligations of the Authority in its governmental or regulatory capacity, or as limiting the right of the Energy Manager to bring any legal action against the Authority, not based on this Agreement, arising out of any act or omission of the Authority in its governmental or regulatory capacity.

     13.6. NO THIRD PARTY BENEFICIARIES. Unless specifically set forth herein, neither party to this Agreement shall have any obligation to any third party other than Indemnified Parties as a result of the agreements contained herein.

     13.7. STATE LAW REQUIREMENTS. All contracts entered into by the Authority are required under State law to contain certain terms and conditions, as set forth in Appendix C hereto and the provisions of such Appendix C are hereby deemed incorporated in this Agreement at this place. To the extent of any conflict between any other provision of this Agreement and Appendix C, Appendix C shall control. The Energy Manager shall comply with such terms and conditions during the Term of this Agreement.

     13.8. DISPUTE RESOLUTION.

          13.8.1 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section, which shall constitute the sole and exclusive procedures for the resolution of such disputes.

          13.8.2 Negotiation and Non-Binding Mediation. The Parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. Either party hereto may, by written notice to the other party, refer any such dispute or claim for advice or resolution by mediation by an Independent Engineer, financial advisor or other suitable mediator. The parties shall mutually agree on the selection of such mediator. If the parties are unable to agree, the parties shall each designate a qualified mediator who, together, shall choose the mediator for the particular disputes or claim. If the mediator is unable, within 30 days of such referral, to reach a determination as to the dispute that is acceptable to the parties hereto, the matter shall be referred to applicable Legal Proceedings.

          All negotiations and mediation discussions pursuant to this paragraph shall be confidential subject to Applicable Law and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

          13.8.3 Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof, for a termination to except Change of Control or due to a bankruptcy or insolvency or failure to provide, renew, reinstate or replace the credit enhancement required pursuant to Section 13.15 which dispute has not been resolved by a negotiation or mediation as provided in subsection 13.8.2 hereof within 30 days from the date that either negotiations or mediation shall have been first requested, shall be settled by arbitration before three independent and impartial arbitrators (the "Arbitrators") in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall in be administered by the American Arbitration Association. The Arbitrators shall be (a) independent of the parties and disinterested in the outcome of the dispute, provided that residents of Long Island shall not be deemed to be interested merely by virtue of their residence on Long Island, (b) attorneys, accountants investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (c) qualified in the subject area of the issue in dispute. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those Arbitrators choosing the third Arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refused to participate in good faith in the negotiations or mediation proceedings described in subsection 13.8.2 hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the applicable time period. Except as provided in subsection
     13.8.4 hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

          13.8.4 Provisional Relief. Either parry may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court to obtain provisional judicial relief if, in such party's sole discretion, such action is necessary to avoid imminent irreparable harm, to provide uninterrupted electrical and other services, or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section.

          13.8.5 Awards. The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages plus interest at the Base Interest Rate from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. The Arbitrators may award reasonable attorneys' fees and costs of the arbitration. The Arbitrators' award shall be in writing and shall set forth the factual and legal bases for the award.

          13.8.6 Information Exchange. The Arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by disposition of parties. The parties hereby agree to produce all such information as ordered by the Arbitrators and shall certify that they have provided all applicable information and that such information was true, accurate and complete.

          13.8.7 Site of Arbitration. The site of any Arbitration brought pursuant to this Agreement shall be either Mineola, New York or Hauppauge, New York.

          13.8.8 Precondition to Litigation. Except for claims for temporary injunctive relief from a court of competent jurisdiction as described above, neither party shall bring any action at law or in equity to enforce, interpret, or remedy any breach of his Agreement without first complying with the provisions of this Article 13.

          13.8.9 Continuity of Service. Unless otherwise agreed to in writing or prohibited by Applicable Law, the Parties shall continue to provide service, honor commitments under this Agreement, and continue to make payments in accordance with this Agreement during the course of dispute resolution pursuant to Section 13.8 of this Agreement and during the pendency of any action at law or in equity or any arbitration proceeding relating hereto.

     13.9. AMENDMENTS. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both Parties.

     13.10. NOTICES.

          13.10.1 Notice Addresses. Any written notice under this Agreement shall be deemed properly given if sent by registered or certified mail return receipt requested, postage prepaid, or by nationally recognized overnight delivery service or signature required upon signed receipt to the address specified below, unless otherwise provided for in this Agreement:


     To the Authority:              LONG ISLAND POWER AUTHORITY
                                    333 Earle Ovington Boulevard
                                    Uniondale, NY 11553
                                    Attn: Executive Director

     With a copy to                 CHAIRMAN, LONG ISLAND POWER AUTHORITY
                                    333 Earle Ovington Boulevard
                                    Uniondale, NY 11553

     To Energy Manager:             LONG ISLAND LIGHTING COMPANY
                                    175 East Old Country Road
                                    Hicksville, New York 11801
                                    Attn: Chief Executive Officer

          13.10.2. Either Party may, by written notice to the other Party, change the name or address of the person to receive notices pursuant to this Agreement.

     13.11. REPRESENTATIONS AND WARRANTIES.

          13.11.1. Energy Manager Representations and Warranties. Energy Manager, as of the date of this Agreement, makes the following representations and warranties as the basis for its undertakings contained herein:

               (a) Energy Manager is duly organized, validly existing and in good standing under the laws of the State of New York, is qualified to do business under the laws of the State of New York, has the power and authority to own its properties, to carry on its business as it now is being conducted and to enter into this Agreement and carry out the transactions contemplated hereby, and to perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions herein contemplated.

               (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement do not materially conflict with or constitute a material breach of or a material default under any of the terms, conditions or provisions of any law, any order of any court or other agency of government, the certificate of incorporation of Energy Manager or any contractual limitation, partnership restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Energy Manager is a Party or by which it or any of its property is bound or result in a material breach of or a material default under any of the foregoing and this Agreement is the legal, valid and binding obligation of Energy Manager enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (c) As of the Closing Date and throughout the Term of this Agreement, Energy Manager will be in material compliance with, or will have acted in good faith and used all reasonable efforts to be in material compliance with, all laws, judicial and administrative orders, rules and regulations with respect to the ownership and operation of its facilities and the performance of its obligations hereunder including but not limited to the following: all requirements to obtain and comply with the conditions of Applicable Law.

          13.11.2. Authority Representations and Warranties. Authority, as of the date of this Agreement, makes the following representations and warranties as the basis for its undertakings contained herein:

               (a) Authority is a corporate municipal instrumentality and political subdivision of the State of New York, has the corporate power and authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions herein contemplated.

               (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement do not materially conflict with or constitute a material breach of or a material default under, any of the terms, conditions or provisions of any law, any order of any court or other agency of government, or any contractual limitation, corporate or partnership restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Authority is a party or by which it or any of its property is bound or result in a material breach of or a material default under any of the foregoing and this Agreement is the legal, valid and binding obligation of Authority enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (c) All corporate or other organization consents, authorizations, and approvals, and all other actions required for Authority to execute, deliver and perform its obligations hereunder have been obtained or completed.

     13.12. COUNTERPARTS. The Parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both Parties constitute one and the same instrument; and, thereafter, each counterpart shall be deemed an original instrument.

     13.13. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflict of law. Any action arising out of or relating to this Agreement shall be brought in New York State Court.

     13.14. CAPTIONS; APPENDICES. Tides or captions of the articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof.

     13.15. ENERGY MANAGER TO REMAIN AFFILIATE OF GUARANTOR; CREDIT ENHANCEMENT IN CERTAIN CIRCUMSTANCES. (A) Limitations. The Energy Manager agrees that at the Closing that it will become and thereafter it will remain an Affiliate of the Guarantor.

     (B) Material Decline in the Guarantor's Credit Standing. For purposes of this Section, a "Material Decline in the Guarantor's Credit Standing" shall be deemed to have occurred if (1) in the event that the Guarantor has long-term senior debt outstanding which has a credit rating by a Rating Service, such rating by a Rating Service is established or is reduced below investment grade level or (2) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor has a credit rating by a Rating Service, such credit rating is established or reduced below investment grade level, or (3) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor does not have a credit rating by a Rating Service, in which event the Guarantor shall seek a credit rating for the Guaranty from a Rating Service, such rating is established or is reduced below investment grade level or if no rating is established.

     (C) Credit Enhancement. If, at any time during the Term hereof, a Material Decline in the Guarantor's Credit Standing occurs, the Energy Manager shall immediately notify the Authority thereof and, within 30 days after such occurrence, shall provide credit enhancement of its obligations hereunder, GENCO's obligations under the Power Supply

Agreement and the Manager's obligations under the Management Services Agreement at its sole cost and expense in the form either of (1) any unconditional guarantee of all of the Energy Manager's obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Manager's obligations under the Management Services Agreement provided by a corporation or financial institution whose long-term senior debt is or would be rated investment grade by a Rating Service or (2) an irrevocable letter of credit in form and substance satisfactory to the Authority securing the Energy Manager's obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Manager's obligations under the Management Services Agreement in a face amount of $60,000,000 provided by a financial institution whose long-term senior debt is rated investment grade by a Rating Service provided that if any such letter of credit is drawn upon in the aggregate in an amount equal to 50% of the face value of such letter of credit, the Manager shall, within 30 days thereafter, supplement or replace such letter of credit with an additional letter of credit such that the total amount of such letter of credit then available equal $60 million. The amount of such letter of credit shall be reduced by $26 million if the Management Services Agreement has theretofore been or is thereafter terminated and by $4 million if the Power Supply Agreement has theretofore been or is thereafter terminated, such obligation to continue until the expiration or termination of this Energy Management Agreement, the Power Supply Agreement and the Management Services Agreement. The Energy Manager immediately shall notify the Authority of any Material Decline in the Guarantor's Credit Standing.

     13.16. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall be determined only by a court of competent jurisdiction, and the Parties hereby agree to negotiate an equitable adjustment to the invalid or unenforceable provision with a view toward effecting the purposes of this Agreement; the validity or enforceability of the remaining provisions or portions or applications thereof, shall not be affected thereby.

     13.17. RULES OF INTERPRETATION. The terms and provisions of this Agreement shall be interpreted and construed as follows: (a) words of the masculine gender shall include corresponding words of the feminine or neuter genders and vice versa; (b) the plural shall include the singular and vice versa; (c) unless the context indicates otherwise, all references herein to Articles, Sections, paragraphs, exhibits, schedules, and Appendices shall refer, respectively, to the Articles, Sections, paragraphs, exhibits, schedules and Appendices of this Agreement; (d) the words "includes" or "including" mean "including, but not limited to" and are not limiting; (e) any reference to an agreement, a contract or any other document means the same as it may be amended, modified, supplemented or replaced from time to time, unless otherwise noted; (f) any reference to a Person includes such Person's successors and assigns; and (g) "ensure" shall not be construed as a guarantee, but shall imply only a duty to use reasonable effort and care, consistent with Prudent Utility Practice.

     13.18. HEDGING POLICIES. The Energy Manager will not engage in any hedging activities relating to the Fuel Services or System Power Supply Services without express approval from the Boards of Directors of Energy Manager and its Parent and without notifying and consulting with the Authority at least 60 days prior to implementing such activities. In the event that approval for the use of hedging activities is implemented, the incentive/disincentive program will be reexamined by the parties to determine the appropriateness of the inclusion or exclusion of the related costs, gain or losses and appropriate mutually agreeable revisions thereto will be made.

     13.19 ENERGY PRICING INFORMATION SYSTEM. Within 9 months after Contract Date, Energy Manager shall recommend to Authority a plan, including function, equipment, information to be supplied, procedures, and cost, for a methodology and system to provide real-time and suitable historic information on capacity and energy pricing and amounts purchased. Such methodology and system shall be developed in a manner which provides data necessary for prospective suppliers of capacity and energy to determine the market for sale of capacity and energy to the Authority and shall be subject to approval by the Authority. To the extent approved by the Authority, such system shall be installed and operated at the expense of the Authority, subject to Cost Substantiation.

     13.20 BINDING EFFECT. This Agreement shall become binding and effective on the Closing Date and shall thereafter bind and inure to the benefit of the parties hereto and any successor or assignee acquiring an interest hereunder in compliance with the provisions of Section 13.3 hereof.

     IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.

                                        LONG ISLAND POWER AUTHORITY


                                        By: /s/ RICHARD M. KESSEL
                                            ---------------------------------
                                        Name:  Richard M. Kessel
                                        Title: Chairman


                                        By: /s/ PATRICK FOYE
                                            ---------------------------------
                                        Name:  Patrick Foye
                                        Title: Deputy Chairman



                                        LONG ISLAND LIGHTING COMPANY


                                        By: /s/ DR. WILLIAM J. CATACOSINOS
                                            ---------------------------------
                                        Name:   Dr. William J. Catacosinos
                                        Title:  Chief Executive Officer

                                   APPENDIX A

                FUEL PURCHASE PERFORMANCE, INCENTIVE/DISINCENTIVE


The Authority and the Energy Manager shall share in savings realized or additional costs incurred when comparing the actual costs of monthly natural gas and oil purchases for generation with the respective natural gas and oil target indices described herein. The amount of incentive or disincentive will be determined monthly on a transaction by transaction basis. The maximum net annual incentive or disincentive shall be limited to the provisions of Section 3.3 of the Energy Management Agreement. All units of fuel shall be converted to millions of British thermal units - dry ("MMBtu") for purposes of these calculations.

1.   NATURAL GAS PURCHASES

     1.1 Benchmark Gas Index Price

An index shall be computed and expressed in dollars per MMBtu (the "Index Price") for each monthly purchase arrangement for the three categories as described below. The three categories are intended to incorporate all gas purchases for generation without exception. There shall be no allowance for losses and unaccounted-for gas between the City Gate and the billing meters at each generating station. For this purpose, the term "Bid Week" is defined to mean for the week in the prior month during which gas prices are established for the current month.

a. The Index Price for gas purchases made after Bid Week for a duration of less than one month ("Swing Gas Purchases") shall be based on the delivery area and pipeline specific Daily Midpoint index published by Gas Daily for the first business day of gas flow under the transaction (e.g., "Others - Transco, Zone 6" index).

b. The Index Price for gas purchases made prior to or during Bid-Week with a duration of one month or less ("Monthly Gas Purchases") shall be derived separately for each pipeline source as the equally weighted average of (i) the Gas Daily Price Guide Monthly Contract Index or City Gate Prices Average of the high and low Bid Week posting for a specific pipeline and region, as appropriate; and (ii) the price for a specific pipeline and region, as appropriate, published in Inside FERC Gas Market Report as of the first day of the month.

c. The Index Price for gas purchases with a term greater than one month ("Long-Term Gas Purchases") shall be determined for each such contract for Long-Term Gas Purchases as the index for Swing Gas Purchase or Monthly Gas Purchases, as described above plus an adjustment to reflect the premium paid for long-term supply (the "Long-Term

     Adjustment"). The Long-Term Adjustment shall be computed annually as the difference between the weighted average cost per MMBtu of Long-Term Purchases and the weighted average cost of all other supplies. If the historical data for Long-Term Gas Purchases for electric generation is inadequate, average costs for all other long-term purchase contracts by the Energy Manager may be substituted. Appropriate transportation costs will be added to each index so determined.

     1.2 Calculation of Incentive/Disincentive for Gas Purchases

A benchmark price shall be computed for each purchase (the "Gas Index Benchmark") equal to 102% of the Index Price determined in Section 1.1 of this Appendix. The "Actual Gas Cost" shall be computed for each purchase transaction as the average cost per MMBtu of all costs associated with such transactions, including commodity and demand charges, and excluding any a penalties and fines incurred by Energy Manager. Should the Actual Gas Cost be less than the Gas Index Benchmark the Authority and the Energy Manager shall share the savings equally. Should the Actual Gas Cost exceed the Gas Index Benchmark the Authority and the Energy Manager shall share such excess cost equally. For each month the amount of incentive or disincentive associated with each purchase transaction shall be computed as the product of the resulting incentive or disincentive cost per unit and the actual volume of gas purchased.

2.   OIL PURCHASES

The target price for oil purchases expressed as dollars per MMBtu (the `Oil Index Benchmark") shall be computed each month for each type of oil purchase for each purchase transaction.

     2.1 Residual Oil Purchases

The Oil Index Benchmark for residual oil purchases shall be computed as the weighted avenge of applicable residual oil spot postings as described below, and shall be determined separately for (nominal) 1.0% sulfur, 0.7% sulfur and 0.3% sulfur No. 6 residual fuel oil ("Residual Oil Purchase") depending on which type of oil is delivered for each delivery based on the date on which each delivery commences (the "Commencement of Discharge Date). All index prices for each delivery shall be computed as the average of the spot postings for the Commencement of Discharge Date, the two days prior to such date, and the two days following such date (the "Residual Oil Index Period").

a. Forty percent of the International Heavy Fuel Oil Prices, Delivered New York Spot, Cargoes 1.0% sulphur LP, or 0.7% sulphur LP, or 0.3% HP, price as posted in Bloomberg Petroflash at 5:00 PM Eastern Time for each day of the Residual Oil Index Period.

b. Forty percent of the average of Cargoes, DEL NYH 1.0% sulphur LP, or 0.7% sulphur LP, or 0.3% sulphur HP low/high prices as posted in Argus US Products in Houston, at 5:00 PM Central Time, for each of day of the Residual Oil Index Period.

c. Twenty percent of the average New York Cargo, No. 6 1% sulphur LP, or 0.7% sulphur LP, or 0.3% sulphur HP low/high prices as posted in Platt's Oilgram U.S. Marketscan price report at 5:00 PM Eastern Time for each day of the Residual Oil Index Period.

In computing the Oil Index Benchmark the above indices will be increased to include the actual transportation charge to each GENCO Generating Facility as appropriate.

     2.2 No. 2 Oil - Barge Delivery

For No. 2 oil purchases, the Oil Index Benchmark shall be equal to the average of the three spot postings, as defined below, for each of the following days (the "Daily Averages"): the Commencement of Discharge Date; the day before such date, and the day after such date (the "No. 2 Oil Barge Index Period"). The following postings for spot barge No. 2 oil ("Spot Postings") will be used to determine the daily average for each of the referenced days:

a. The low "New York Barge No. 2" price as published in Platt's Oilgram U.S. Marketscan price report at 5:00 PM Eastern Time for each day of the No. 2 Oil Index Period.

b. The "New York Heating/Gas Oil: 0.2% Sulphur" price as published in Bloomberg Petroflash. At 5:00 PM Eastern Time for each day of the No. 2 Oil Index Period.

C. The low "DEL NYH No. 2" price as posted in Argus US Products in Houston, at 5:00 PM Central Time, for each of day of the No. 2 Oil Index Period.

In computing the Oil Index Benchmark the above indices will be increased to include appropriate handling, terminalling, storage, and transportation charges to each GENCO Generating Facility.

     2.3 No. 2 Oil - Truck Delivery

For No. 2 oil purchases the target index shall be equal to the average of "low" or "average" price, as appropriate, for each supplier of fuel oil, for Newark, NJ **OPIS/Tape Gross Distillate Prices* Hi Sul No. 2" as published in Oil Price Information Service at the close of business Eastern Time on the Commencement of Discharge Date, the day before such date and the date after such date (the "No. 2 Oil Truck Index Period").

The above target index will be modified to include appropriate handling, terminalling, storage, and transportation charges to each GENCO Generating Facility.

     2.4 Kerosene - Barge Delivery

For kerosene purchases, the target index shall be equal to the average of the New York Barge LS Jet Low Price as published in Platt's Oilgram U.S. Marketscan price report at 5:00 PM Eastern Time effective for the Commencement of Discharge Date, the day before such date, and the day after such date (the "Kerosene Index Period").

In computing the Oil Index Benchmark the above indices will be modified to include appropriate handling, terminalling, storage, and transportation charges to each GENCO Generating Facility.

     2.5 Calculation of Incentive/Disincentive for Oil Purchases

The "Actual Oil Cost" shall be computed for each purchase transaction as the average cost per MMBtu of all costs associated with such transaction. Should the Actual Oil Cost be less than the corresponding Oil Index Benchmark, LIPA and the Energy Manager shall share the savings equally. Should the Actual Oil Cost exceed the Oil Index Benchmark, the Authority and the Energy Manager shall share such excess cost equally. For each month the amount of incentive or disincentive associated with each purchase transaction shall be computed as the product of the resulting incentive or disincentive cost per unit and the actual volume of oil purchased.

The net amount of incentive or disincentive payment will not exceed $5 million on an annual basis.


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


3.   SUBSTITUTION OF INDICES


In the event that any of the posted indices referenced herein cease to be published, their basis of determination materially changes or new, more appropriate indices are published, the parties may agree to substitute a mutually agreeable index.

                                   APPENDIX B
             SYSTEM POWER SUPPLY PERFORMANCE INCENTIVE/DISINCENTIVE


Recognizing that incentives for favorable fuel prices, and GENCO generating unit efficiencies are provided as part of this or other agreements, the power supply cost incentive/disincentive shall be based on the actual cost of off-system power purchases, excluding purchases under long-term contracts in effect on the Closing Date, in comparison to an indexed cost as described herein.

Each month, an indexed cost of purchased power shall be computed for on-peak and off-peak purchases for each week during the month in the amount equal to the sum of (i) the product of the quantities for each week in the month of on-peak purchases and the corresponding Prices of Spot Electricity - East New York, Weekly Index (on-peak) published weekly in Power Markets Week; (ii) the product of the quantities for each week in the month of off-peak purchases and the corresponding Prices of Spot Electricity - East New York, midpoint of the Weekly Range (off-peak), published weekly in Power Markets Week and (iii) the product of total on-peak and off-peak purchases and a Basis Differential computed for a 12-month period prior to the Commencement Date (the "Target Purchase Cost"). The Basis Differential shall be computed (pound) as the difference between the weighted average per cost MWh of purchase indexed as described above, excluding the Basis Differential component, and the actual cost of purchases per MWh. The parties agree that in the event that any index ceases to be published, or there is a substantial change in the manner in which the index is established, another mutually agreeable index shall be substituted, and/or the Basis/Differential shall be recomputed, as appropriate.

For each month, if the Actual Purchase Cost is less than the Target Purchase Cost, the Authority shall pay Energy Manager 33% of the savings. Should the Actual Purchase Cost exceed 101 % of the Target Purchase Cost, Energy Manager shall incur a penalty equal to 33% of such excess cost. In any other event, the Authority shall reimburse Energy Manager for the Actual Purchase Cost with no adjustment for incentive or penalty amounts. The net amount of incentive or penalty will not exceed $2 million on an annual basis.







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


                                   APPENDIX C

                        PROVISIONS REQUIRED BY STATE LAW


1.1 ENERGY MANAGER TO COMPLY WITH LEGAL REQUIREMENTS. The Manager in performing its obligations under this Agreement, shall comply with all applicable laws and regulations. All provisions required by such laws and regulations to be included in this Agreement shall be deemed to be included in this Agreement with the same effect as if set forth in full.

1.2 ENERGY MANAGER TO OBTAIN PERMITS. ETC. Except as otherwise instructed in writing by the Authority, the Energy Manager shall obtain and comply with all legally required licenses, consents, approvals, orders, authorizations, permits, restrictions, declarations, and filings required to be obtained by the Authority or the Energy Manager in connection with this Agreement.

1.3 WORKERS' COMPENSATION INSURANCE. The Energy Manager agrees that:

     (a) It will secure Workers' Compensation and Disability Insurance and keep insured during the life of this Agreement such employees as are required to be insured by the provisions of Chapter 41 of the Laws of 1914, as amended, known as the Worker's Compensation Law; and

     (b) This Agreement shall be voidable at the election of the Authority and of no effect unless the Energy Manager complies with the requirement in paragraph (a) of this Section.

1.4 NO ASSIGNMENT WITHOUT CONSENT. The Energy Manager agrees that: (a) It is prohibited from assigning, transferring, or otherwise disposing of this Agreement, or of its rights or interests therein, or its power to execute such Agreement to any person, company, partnership, or corporation, without the previous written consent of the Authority. Assignments of this Agreement expressly referred to in clause (3) of the first sentence of Section 13.3 of this Agreement have been so consented to.

     (b) If the prohibition contained in paragraph (a) above is violated, the Authority may revoke and annul this Agreement and the Authority shall be relieved from any and all liability and obligations hereunder to the Energy Manager and to the person, company, partnership, or corporation to whom such assignment, transfer, or other disposal shall have been made, and the Energy Manager and such assignee or transferee shall forfeit and lose all the money theretofore earned under this Agreement.

1.5 NON-DISCRIMINATION. (a) The Energy Manager shall not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability, or marital status, and will undertake or continue existing programs of affirmative



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

action to ensure that minority group persons and women are afforded equal opportunity without discrimination. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selection for training and retraining, including apprenticeship and on-the-job training.

     (b) At the request of the Authority, the Energy Manager shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of this Agreement to furnish a written statement that such employment agency, labor union, or representative shall not discriminate because of race, creed, color, national origin, sex, age, disability, or marital status and that such union or representative will cooperate in the implementation of the Energy Manager's obligations hereunder.

     (c) The Energy Manager shall state, in all solicitations or advertisements for employees placed by or on behalf of the Energy Manager in the performance of this Agreement, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, creed, color, national origin, sex, age, disability, or marital status.

     The Energy Manager shall submit an equal employment opportunity policy statement to the Authority which shall contain, but not be limited to, the provisions (a) through (c) of this (As required by NYCRR ss.142. 1(d)(2) and (3)).

     (d) The Energy Manager will include provisions (a) through (c) of this section in every subcontract or purchase order in such a manner that such provisions will be binding upon each subcontractor or vendor as to its work in connection with this Agreement.

     (e) The Energy Manager shall furnish to the Authority such information and reports regarding its compliance with the above requirements as the Authority may from time to time request.

     (f) The provisions of this section shall not be binding upon the Energy Manager or any subcontractor in the performance of work or the provision of services or any other activity that is unrelated, separate or distinct from this Agreement, as expressed by its terms.

     (g) The requirements of this section do not apply to any employment outside the State of New York or application for employment outside the State of New York or solicitations or advertisements therefor, or to any existing programs of affirmative action regarding employment outside the State of New York.

     (h) Any disputes regarding this section shall be resolved as provided in
Section 316 of the New York State Executive Law.

1.6 INTERNATIONAL BOYCOTT PROHIBITION. The Energy Manager expressly agrees and certifies that neither the Energy Manager nor any person, firm, partnership, or corporation which is substantially owned by or affiliated with the Energy Manager has participated, is participating, or will participate in an international boycott in violation of the provisions of the United States Export Administration Act of 1969, as amended, or the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder. The Energy Manager understands that such agreement and certification constitutes a material term of this Agreement.

1.7 FAILURE OR REFUSAL TO TESTIFY. Upon the refusal of any person, including any member, officer, or director of the Energy Manager, when called before a grand jury, head of state department, temporary state commission or other state agency, the organized crime task force in the department of law, head of a city department, or other city agency, which is empowered to compel the attendance of witnesses and examine them under oath, to testify in an investigation concerning any transaction or contract had with the state, any political subdivision thereof or of a public authority, to sign a waiver of immunity against subsequent criminal prosecution or to answer any relevant question concerning such transaction or contract:

     (a) such person, and any firm, partnership, or corporation of which he or she is a member, partner, director, or officer (including, if applicable, the Energy Manager), shall be disqualified from thereafter selling to or submitting bids to or receiving awards from or entering into any contract with any public authority or official thereof, for goods, work, or services, for a period of five years after such refusal, or until a disqualification shall be removed pursuant to law; and

     (b) any and all contracts made with any public authority or official thereof, since July 1, 1959 (including if applicable, this Agreement), by such person and by any firm, partnership or corporation of which he is a member, partner, director, or officer (including, if applicable, the Energy Manager), may be canceled or terminated by the public authority without incurring any penalty or damages on account of such cancellation or termination, but any monies owing by the public authority for goods delivered or work done prior to the cancellation or termination shall be paid.

1.8 MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISE PROCEDURES

     (a) DECLARATION OF POLICY AND STATEMENT OF GOALS. It is the policy of the Authority to provide Minority and Women-Owned Business Enterprises ("M/WBEs") the greatest practicable opportunity to participate in the Authority's contracting activity for the procurement of goods and services. To effectuate this policy, the Energy Manager shall comply with the provisions of this section and the provisions of Article 15-A of the New York State Executive Law. The Energy Manager will use its best efforts to achieve the below-stated MAYBE Goals set for the Agreement, and will cooperate in any efforts of the Authority, or any government agency which may have jurisdiction, to monitor and assist the Energy Manager's compliance with the Authority's M/WBE policy.

     Minority-Owned Business Enterprise (MBE) Subcontracting Goal     *%

     Women-Owned Business Enterprise (WBE) Subcontracting Goal        *%

     (b)  DEFINITIONS.

     (1) "CERTIFICATION" The process conducted by the Director of the Division of Minority and Women's Business Development in the Department of Economic Development to verify that a business enterprise qualifies for New York State Minority or Women-Owned Business Enterprise status. To initiate the certification process, contact one of the offices listed below.

                          ALBANY OFFICE: (518) 474-6342
                          State Capitol, 2nd Floor
                          Albany, New York 12224

                          NEW YORK CITY OFFICE
                          2 World Trade Center, 58th Floor
                          New York, New York 10047

     (2) CERTIFIED BUSINESS. A business enterprise which has been approved by the Director for status as a MBE or WBE subsequent to verification that the business enterprise is owned, operated, and controlled by Minority Group Members, or women.

     (3)  "CONTRACT SCOPE OF WORK". For purposes of this section, this means:

          (i)  Specific tasks required by the Agreement;

          (ii) Services or products which must be provided to perform specific tasks required by this Agreement; and

          (iii) Components of any overhead costs billed to the Authority pursuant to this Agreement.

     (4)  "DAY". A calendar state business day unless otherwise specified.








----------
*    To be specified at time of adoption of initial Annual T&D Budget.

     (5) "DIRECTOR". The Director of the Division of Minority and Women's Business Development in the Department of Economic Development.

     (6) "DIRECTORY". The Directory of Certified Businesses, prepared by the Director.

     (7) "GOAL". A percentage of participation, which is not a set aside or quota, that represents a target toward which the Energy Manager must aim in expending good faith efforts to subcontract with or otherwise ensure the commercial involvement of minority and women-owned businesses on this Agreement.

     (8) "OFFICE" or "OFFICE OF MINORITY AND WOMEN'S BUSINESS DEVELOPMENT". Office in the New York State Department of Economic Development created by Article 15-A of the Executive Law.

     (9) MINORITY GROUP MEMBER. A United States citizen or permanent resident alien who is and can demonstrate membership in one of the following groups:

          (i) Black persons having origins in any of the Black African racial groups;

          (ii) Hispanic persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American descent of either Indian or Hispanic Origin, regardless of race;

          (iii) Native American or Alaskan native persons having origins in any of the original peoples of North America,

          (iv) Asian and Pacific Islander persons having origins in any of the Far East countries, South East Asia, the Indian subcontinent or the Pacific Islands;

          (v) Other groups which the Office may determine to be eligible for M/WBE status.

     (10) MINORITY-OWNED BUSINESS ENTERPRISE. A business enterprise, including a sole proprietorship, partnership or corporation that is:

          (i) At least fifty-one percent owned by one or more Minority Group Members;

          (ii) An enterprise in which such minority ownership is real, substantial and continuing;

          (iii) An enterprise in which such minority ownership has, and exercises the authority to control independently, the day-to-day business decisions of the enterprise for at least one year; and

          (iv) An enterprise authorized to do business in New York State and is independently owned and operated.

     (11) "SUBCONTRACT". An agreement in which a portion of the Energy Manager's obligation under this Agreement is undertaken or assumed.

     (12) "WOMEN-OWNED BUSINESS ENTERPRISE". A business enterprise, including a sole proprietorship, partnership or corporation that is:

          (i) At least fifty-one percent owned by one or more United States citizens or permanent resident aliens who are women;

          (ii) An enterprise in which the ownership interest of such women is real, substantial and continuing;

          (iii) An enterprise in which such women ownership has, and exercises the authority to control independently, the day-to-day business decisions of the enterprise for at least one year; and

          (iv) An enterprise authorized to do business in New York State and is independently owned and operated.

     (c)  REQUIREMENTS.

     (1) The Energy Manager shall search for, assess the capabilities of and generally deal with potential M\WBE subcontractors in a fair and responsive manner, allowing them the 4 opportunity to participate in the Contract Scope of Work.

     (2) The Energy Manager will designate, and make known to the Authority an MAYBE Officer who will have the responsibility for and authority to effectively administer the MAYBE Program.

     (3) The Energy Manager shall submit its Preliminary Subcontracting Plan on a preliminary subcontracting plan form, which shall identify the Certified Businesses it will utilize to meet its M/WBE Contract Goals. Approval of any such firm is solely within the discretion of the Authority. The Energy Manager will also designate an M/WBE Officer who will have the responsibility for, and authority to, effectively administer these procedures. If the Energy Manager believes it may be unable to meet the Goals, the reasons shall be submitted in writing with the form.

     (4) The Energy Manager may inspect the current New York State Certification Directory of Minority and Women Owned Businesses, prepared for use by state agencies and contractors in complying with Executive Law Article 15-A, (the Directory) at the Authority's office. In addition, printed or electronic copies of the Directory may be purchased from the Office of Minority and Women's Business Development.

     (5) Firms certified as both MBE and WBE may count toward either the MBE or WBE Goal on a single contract, but not both, regardless of whether either Goal is thus exceeded. The Energy Manager must choose the Goal to which the participation value is to be applied in the preliminary Subcontracting Plan.

     (6) Within 10 days following the adoption of the initial Annual T&D Budget and in any event no later than 60 days prior to the anticipated Closing Date, the Energy Manager shall submit a complete Utilization Plan, which shall include identification of the M/WBEs which the Energy Manager intends to use; the dollar amount of business with each such M/WBE; the Contract Scope of Work which the Energy Manager intends to have performed by such M/WBEs; and the commencement and end dares of such performance. The Authority will review the plan and, within 20 days of its receipt, issue a written acceptance of the plan or comments on deficiencies in the plan.

     (7) The Authority shall consider a partial or total waiver of Goal requirements only upon the submission of a written request for a waiver following the Energy Manager's unsuccessful good faith efforts at compliance. Such waiver request may be made simultaneously with the submission of the Utilization Plan.

     (8) The Energy Manager shall include in each Subcontract, in such a manner that the provisions will be binding upon each subcontractor, all of the provisions herein including those requiring subcontractors to make a good faith effort to solicit participation by M/WBEs.

     (9) The Energy Manager shall keep records, canceled checks and documents for at least one (1) year following completion of this Agreement. These records, and canceled checks, documents or copies thereof will be made available at reasonable times upon written request by the Authority or any other authorized governmental entity.

     (10) The Energy Manager shall submit monthly compliance reports regarding its M/WBE utilization activity on a Compliance Report Form acceptable to the Authority. Reports are due on the first business day of each month, beginning 30 days after the Closing Date.

     (11) The Authority will conduct compliance reviews for determination of the Energy Manager's performance relative to meaning the specified MAYBE Goal which may include review and inspection of documents pertaining to the Energy Manager's efforts towards meeting the Goals and on-site interviews with personnel of Energy Manager and its subcontractors. The Energy Manager will fully cooperate to assist the Authority in this endeavor.

     (12) The Energy Manager shall not use the requirements of this section to discriminate against any qualified company or group of companies.

     (d) CONDITIONS FOR SATISFYING MAYBE GOALS. MAYBE participation will be counted toward the total Contract M/WBE Goals subject to the following conditions:

     (1) If the Energy Manager is unable to meet the Goals with Certified Businesses by making all of the good faith efforts defined herein, the Energy Manager shall actively solicit uncertified M/WBEs to satisfy the Goals. Uncertified firms will be required to submit an application for certification (to the Office of Minority and Women's Business Development) and will be counted as contributing towards the contract Goals only after they have been certified.

     (2) The Energy Manager must keep records of efforts to utilize certified M/WBE's including

          (i)  The firm's name, address and telephone number.

          (ii) A description of the information provided to the M/WBE.

          (iii) A written explanation of why an agreement with the M/WBE was not obtained.

     (3) Price alone will not be an acceptable basis for rejecting M/WBE bids if any of the bids are reasonable.

     (4) Geographical limitation in the MAYBE search is not an acceptable reason for not meeting the M/WBE goal when traditionally non-local firms have been generally utilized.

     (5) the Authority reserves the right to reject any firm as counting toward meeting the Energy Manager's MAYBE goal if, in the opinion of the Authority, the facts as to that firm's business and technical organization and practices justify the rejection.

     (e) ENERGY MANAGER'S GOOD-FAITH EFFORTS. To satisfy the MAYBE participation requirements, the Energy Manager agrees to make the following good-faith efforts in a timely manner:


     (1) Submission of a completed, acceptable Utilization Plan as described herein.

     (2) Advertising in appropriate general circulation, trade and minority and women-oriented publications.

     (3) Written solicitations made in a timely manner of certified minority and women-owned business enterprises listed in the Directory.

     (4) Attendance at meetings, if any, scheduled by the Authority with certified M/WBEs capable of performing the Contract Scope of Work.

     (5) Written notification to M/WBE trade associations located within the region where the Contract Scope of Work will be performed.

     (6) Structuring the Contract Scope of Work for purposes of subcontracting with certified M/WBEs.

     (7) Where certified M/WBEs have expressed an interest to the Energy Manager in performing work that the Energy Manager normally performs with its own sources and the Contract Scope of Work has not been fully performed, the Energy Manager shall consider subcontracting such work or portions of it to meet the MAYBE Goals.

1.9. COMMENCEMENT OF ACTIONS ON STATE PUBLIC WORKS CONTRACTS. The time within which an action on this Agreement against the Energy Manager must be commenced shall be computed from the date of completion of the physical work. The Energy Manager may notify the Authority in writing, that such physical work has been completed by specifying a completion date, which date shall be no more than thirty days previous to the date of such notice, in which case the completion date set forth in such notice shall be deemed to be the date of completion of the physical work unless the Authority, within thirty days of receipt of such notice, notifies the Energy Manager in writing of its disagreement. In the event that the Energy Manager fails to send the notice provided for herein or the Authority disagrees in the manner provided herein, the date of completion of the physical work shall be determined in any other manner provided by law.